Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted from Schedule 5.27 and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
EX-10.1

EXECUTION VERSION

Published CUSIP Number: [                       ]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 27, 2011

among

ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
CUMBERLAND NAVIGATION CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
ELROD SHIPPING CORP.
EXETER SHIPPING CORP.
FRANKFORT MARITIME CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HARTLEY NAVIGATION CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
JESSUP MARITIME CORP.
MONTROSE MARITIME CORP.
OLDCASTLE SHIPPING CORP.
QUENTIN NAVIGATION CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VEDADO MARITIME CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.,

AND THE OTHER PERSONS NAMED HEREIN
AS BORROWERS FROM TIME TO TIME
as the Borrowers,

TBS INTERNATIONAL PLC,
as Irish Holdings and as a Guarantor,

TBS INTERNATIONAL LIMITED,
as Bermuda Holdings and as a Guarantor,

TBS SHIPPING SERVICES INC.,
as Administrative Borrower

BANK OF AMERICA, N.A.,
as Administrative Agent,,

The Other Lenders Party Hereto,

CITIBANK, N.A.
DVB BANK SE.,
as co-Syndication Agents

TD BANK, N.A.,
as Documentation Agent

and

MERRILL LYNCH PIERCE FENNER & SMITH INC.,
as Sole Lead Arranger and Sole Book Manager

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

		Page

ARTICLE XII.	TRANSITIONAL ARRANGEMENTS	118

12.01.	Existing Credit Agreement Superseded	118

12.02.	Interest and Fees under Superseded Agreement	118

12.03.	Waiver of Specified Defaults	118

SCHEDULES

2.01(a)	Commitments and Applicable Percentages
2.01(b)	Appraisers
2.16	Permitted Discretionary Activities
5.05	Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.27	Vessels
6.12	Guarantors
7.02	Existing Indebtedness
7.08	Approved Managers
7.11	Burdensome Agreements
7.20	Capital Expenditures
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B-1	Term 1 Note
B-2	Term 2 Note
C	Compliance Certificate
D	Assignment and Assumption

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of January 27, 2011, among ALBEMARLE MARITIME CORP., ARDEN MARITIME CORP., AVON MARITIME CORP., BIRNAM MARITIME CORP., BRISTOL MARITIME CORP., CHESTER SHIPPING CORP., CUMBERLAND NAVIGATION CORP., DARBY NAVIGATION CORP., DOVER MARITIME CORP., ELROD SHIPPING CORP., EXETER SHIPPING CORP., FRANKFORT MARITIME CORP., GLENWOOD MARITIME CORP., HANSEN SHIPPING CORP., HARTLEY NAVIGATION CORP., HENLEY MARITIME CORP., HUDSON MARITIME CORP., JESSUP MARITIME CORP., MONTROSE MARITIME CORP., OLDCASTLE SHIPPING CORP., QUENTIN NAVIGATION CORP., RECTOR SHIPPING CORP., REMSEN NAVIGATION CORP., SHEFFIELD MARITIME CORP., SHERMAN MARITIME CORP., STERLING SHIPPING CORP., STRATFORD SHIPPING CORP., VEDADO MARITIME CORP., VERNON MARITIME CORP. and WINDSOR MARITIME CORP., each a corporation organized under the laws of the Republic of the Marshall Islands, and each other Person that becomes a party hereto as a “Borrower” pursuant to Section 2.14 hereof (collectively, the “Borrowers” and, each individually, a “Borrower”), TBS INTERNATIONAL PLC, a corporation formed under the laws of Ireland (“Irish Holdings”), TBS INTERNATIONAL LIMITED, a corporation formed under the laws of Bermuda (“Bermuda Holdings” and, together with Irish Holdings, collectively, “Holdings”), TBS SHIPPING SERVICES INC., a New York corporation, as administrative borrower (the “Administrative Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), Citibank, N.A. and DVB Bank SE, as co-Syndication Agents, and TD Bank, N.A., as Documentation Agent.

PRELIMINARY STATEMENTS:

A.            The Borrowers, certain of the Lenders (collectively, the “Existing Lenders”), and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 26, 2008 (as amended to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made loans and extended financial accommodations to the Borrowers and the L/C Issuer (as defined in the Existing Credit Agreement) made letters of credit available to the Borrowers.

B.            The Borrowers desire to amend and restate the terms and provisions of the Existing Credit Agreement, in the form hereof, and the Lenders and the Administrative Agent are willing to so amend and restate the Existing Credit Agreement in order to, among other things, modify the loans under the Existing Credit Agreement and the Lenders and the Administrative Agent have agreed to such modification, all on and subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreements” means, collectively, the account control agreements or such other agreements executed from time to time by a depository bank, the Administrative Agent, any other the other parties thereto (if any) and by the applicable Loan Party, in form and substance satisfactory to the Administrative Agent.

“Accrued PIK Interest” means, at any time during any calendar quarter, the sum of (i) interest on the outstanding principal amount of Term Loan 2 accrued at the PIK Interest Rate, plus (ii) interest on the Consolidated PIK Amount (calculated as of the first day of such three month period) accrued at the Consolidated PIK Interest Rate during such quarter.

“Additional Capital Infusion” means a contribution by one or more management shareholders of Irish Holdings in respect of any amount of the Final Capital Infusion to the Borrowers withdrawn from the Escrow Account, in exchange for preferred stock of Irish Holdings.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Borrower” has the meaning provided to such term in Section 11.20.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Administrative Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Amended and Restated Credit Agreement, together with all Schedules and Exhibits attached hereto from time to time.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by the principal amount of such Lender’s Loans at such time.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.28(a).

“Applicable Rate” means the applicable percentage per annum set forth below determined by reference to the applicable time period set forth below:

	Applicable Rate for Eurodollar Loans		Applicable Rate for Base Rate Loans
Time period:	Term Loan 1	Term Loan 2	Term Loan 1	Term Loan 2
Closing Date through December 30, 2012	5.00%	5.00%	4.00%	4.00%
December 31, 2012 - June 29, 2013	5.00%	5.25%	4.00%	4.25%
June 30, 2013 - December 30, 2013	5.00%	5.50%	4.00%	4.50%
December 31, 2013 - Maturity Date	n/a	5.75%	n/a	4.75%

“Appraiser” means any of the ship inspectors, surveyors, consultants or sale and purchase brokerage companies identified in Schedule 2.01(b) hereto, and any other independent inspector, surveyor, consultant or sale and purchase ship brokerage company that the Administrative Agent may in its sole discretion, approve from time to time for purposes of this Agreement.

“Appropriate Lender” means, at any time, a Lender that holds a Loan at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Manager” means any of the ship management companies identified in Schedule 7.08 hereto, or any other company that the Administrative Agent may, in its sole discretion, approve from time to time as the technical manager of the Vessels.

“Approved Manager’s Undertakings” means, collectively, (i) the Existing Manager’s Undertakings and (ii) each of the undertakings to be made by an Approved Manager in favor of the Administrative Agent in respect of a Vessel and in form and substance satisfactory to the Administrative Agent.

“Arranger” means Merrill Lynch Pierce Fenner & Smith Inc., in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Irish Holdings and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Irish Holdings and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Master Agreement” means the Master Agreement (on the 2002 ISDA form as amended) dated as of June 28, 2005 among the Borrowers, Bermuda Holdings and the Bank of America, as amended by that certain Amendment to Master Agreement, dated as of July 31, 2006, as further amended by that certain Amendment to Master Agreement, dated as of January 1, 2007, as further amended by that certain Amendment to Master Agreement, dated as of March 26, 2008, pursuant to which the Borrowers, Bermuda Holdings and Bank of America may enter into one or more interest rate swap transactions to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations, and includes all transactions from time to time entered into and confirmations from time to time exchanged under such Master Agreement, and any amending, supplementing or replacement agreements made from time to time in respect of such Bank of America Master Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) the Eurodollar Rate in effect for such day for a one (1) month Interest Period plus 1% and (d) 2.50%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Infusion” means, at any time, the funding of additional capital of Irish Holdings in cash by any Person (including one or more management shareholders of Irish Holdings) in exchange for preferred stock of Irish Holdings.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Flow Forecast” has the meaning specified in Section 6.01(e).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           the Equity Investors cease to own, directly or indirectly, and control, collectively, at least 33 1/3% of the issued and outstanding equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(d)           any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or

(e)           Irish Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in any Borrower or any other Guarantor.

(f)            Bermuda Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in any other Borrower or any Guarantor (other than Irish Holdings).

“Charter” means, with respect to each Vessel, each Philippine Charter with respect to such Vessel and each time charter entered into from time to time by any Charterer with respect to such Vessel.

“Charterer” means, with respect to any Vessel, each of the Philippine Charterers, Bermuda Holdings and Bermuda Holdings’ Affiliates, but only so long as it shall charter any Vessel.

“Charter Assignments” means, collectively, (i) each Philippine Charter Assignment and (ii) each other charter assignments; in each case, in form and substance satisfactory to the Administrative Agent, entered into between the relevant Loan Parties, the relevant Charterer and the Administrative Agent.

“Classification Society” means, in respect of any Vessel, American Bureau of Shipping, Lloyd’s Register of Shipping, Det Norske Veritas, Nippon Kaiji Kyokai or, in any case, such other classification society as is selected by the Borrowers with the prior written consent of the Administrative Agent.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Securities Pledge Agreement, the Vessel Collateral Documents, the Account Control Agreements, the Securities Account Control Agreements, Omnibus Amendment, Omnibus Vessel Collateral Amendment, Omnibus Amendment to Approved Manager’s Undertaking, the Omnibus Reaffirmation of Collateral, any other security agreements, pledge agreements, mortgages, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents, any supplements delivered in connection with any such documents, and each of the other agreements, instruments, documents or supplements that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Irish Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication): (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) net losses from the sales of vessels as permitted under this Agreement, (v) any noncash impairment charges incurred during any fiscal year of Irish Holdings and its Subsidiaries in respect of any of Irish Holdings’ or its Subsidiaries’ goodwill and Vessels (in each case of or by Irish Holdings and its Subsidiaries for such Measurement Period), (vi) any noncash compensation in the form of Equity Interests or other equity awards made to employees of Irish Holdings and its Subsidiaries in any fiscal year of Irish Holdings and its Subsidiaries in an aggregate amount not to exceed $10,000,000 in each such fiscal year, and (vii) any losses attributable to the GAT Joint Venture, the Jamaican Mine Joint Venture, the LOG.STAR Joint Venture, the Panamerican Joint Venture, or the ST Logistics Joint Venture, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) all net gains from the sales of vessels as permitted under this Agreement and (ii) any income or gains attributable to the GAT Joint Venture, the Jamaican Mine Joint Venture, the LOG.STAR Joint Venture, the Panamerican Joint Venture, or the ST Logistics Joint Venture (in each case of or by Irish Holdings and its Subsidiaries for such Measurement Period); provided that, to the extent characterized as interest on the income statements of Irish Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 - Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Irish Holdings or any of its Subsidiaries, shall be excluded.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Irish Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrowers or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary; provided that PIK Interest shall not be included in the calculation of Consolidated Funded Indebtedness.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Irish Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that, to the extent characterized as interest on the income statements of Irish Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 — Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Irish Holdings or any of its Subsidiaries, shall be excluded; provided further that, solely for the purposes of calculating Consolidated Interest Charges pursuant to part (b) of the definition of Consolidated Interest Charges Coverage Ratio, (A) non-cash charges associated with the write-off of deferred financing fees and expenses, incurred in connection with the transactions contemplated by the TBS Shipping - Global Bank Restructuring Proposal referred to in Section 4.01(a)(x), in an aggregate amount not to exceed $6,500,000 shall be excluded from the calculation of Consolidated Interest Charges, (B) to the extent that fees associated with the TBS - Shipping Global Bank Restructuring Proposal referred to in Section 4.01(a)(x) are treated under GAAP as Loss on Extinguishment of Debt, such fees will be characterized and treated for such purpose as if they were capitalized and amortized over the period through June 30, 2014 and (C) PIK Interest shall be excluded from the calculation of Consolidated Interest Charges.

“Consolidated Interest Charges Coverage Ratio” means, at any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA to (b) Consolidated Interest Charges for the most recently completed Measurement Period.  Notwithstanding anything to the contrary contained herein, in the event that any Excluded Arrangements exist during such Measurement Period, the calculation of the Consolidated Interest Charges Coverage Ratio shall be adjusted by (x) deducting from Consolidated EBITDA all principal, interest or other payments in respect of such Excluded Arrangements in such Measurement Period and (y) excluding from Consolidated Interest Charges any interest portion of rent expense in respect of such Excluded Arrangements during such Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of Irish Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.  Notwithstanding anything to the contrary contained herein, in the event that any Excluded Arrangements exist during such Measurement Period, the calculation of the Consolidated Leverage Ratio shall be adjusted by (x) deducting from Consolidated EBITDA all principal, interest or other payments in respect of such Excluded Arrangements in such Measurement Period and (y) excluding from Consolidated Funded Indebtedness any Indebtedness in respect of such Excluded Arrangements.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Irish Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Irish Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that Irish Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to Irish Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Irish Holdings as described in clause (b) of this proviso);

“Consolidated PIK Amount” means, at any time, the aggregate amount of all Quarterly PIK Amounts.

“Consolidated PIK Interest Rate” means the Eurodollar Rate in effect on the last Business Day of the applicable quarter of the applicable calendar year for a three (3) month Interest Period plus the Applicable Rate for the Term 2 Facility plus the PIK Interest Rate. “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within one Business Day of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute or (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agent” means TD Bank, N.A. in its capacities as documentation agent under any of the Loan Documents, or any successor documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earnings Assignments” means, collectively, (i) the Existing Earnings Assignments and (ii) the collateral assignments of earnings entered into by each applicable Loan Party in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement based upon or arising out of any Environmental Law or any Environmental Permit, including, without limitation: (a) any claim by an Governmental

Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, or injunctive relief arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Incident” means (a) any release of Hazardous Material from a Vessel; or (b) any incident in which Hazardous Material is released from a vessel other than the Vessels and which involves collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, where such Vessel or any of the Borrowers is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which Hazardous Material is released from a vessel other than a Vessel and where any of the Vessels is actually or potentially liable to be arrested as a result thereof and/or where any of the Borrowers are actually or allegedly at fault or otherwise liable.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means Joseph Royce, Gregg McNelis, Alkis N. Meimaris, Lawrence Blatte and James Bayley, in each case together with their respective spouses and natural and adopted children and any trusts created for their exclusive benefit.

“Equity Outside Date” means the date which is six months after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

“Escrow Agreement” means the Escrow Agreement dated January 25, 2011, by and among Irish Holdings, the Management Shareholders, Royal Bank of Scotland plc, DVB Group Merchant Bank (Asia) Ltd., the Administrative Agent and JPMorgan Chase Bank, National Association, as the escrow agent, in form and substance reasonably acceptable to the Administrative Agent.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the higher of (i) 1.50% per annum and (ii) a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means any of the following events: (x) the actual or constructive total loss or the agreed or compromised total loss of a Vessel; or (y) the capture, condemnation, confiscation, requisition (excluding any requisition for hire for a fixed period not in excess of 180 days per calendar year), purchase, seizure or forfeiture of, or any taking of title to, a Vessel.  An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Vessel, at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which such Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if the relevant Vessel shall have been returned to the relevant Borrower following any capture, requisition or seizure referred to in clause (y) above prior to the date upon which payment is required to be made under Section 2.05, no Event of Loss shall be deemed to have occurred by reason of such capture, requisition or seizure.

“Excess Cash” means, at the applicable time of measurement, the aggregate amount of cash and Cash Equivalents of Holdings and its Subsidiaries (other than (x) cash in the Special Account, (y) any amounts reserved for equity portion of construction advances under the RBS Credit Facility and (z) any cash pledged to support letters of credit) at such time minus the sum of (i) Permitted Rollover Capital Expenditures, (ii) insurance proceeds held for vessel repairs, (iii) an amount equal to the funds transferred from the Special Account in such period to effect a cure of minimum liquidity pursuant to Section 2.16(c), but only to the extent such amount, at the applicable time of measurement, (A) is available to be re-deposited into the Special Account pursuant to Section 2.16(b)(ii) and (B) has not been re-deposited to the Special Account, (iv) Net Cash Proceeds from any sale of encumbered assets outside of the ordinary course of business to the extent used or anticipated to be used within 30 days of such time of measurement to repay any Indebtedness that is secured by such assets and (v) $30,000,000, plus (x) the amount of any increase in net working capital since December 31, 2010 (in the case of the measurement at December 31, 2011) or December 31, 2011 (in the case of each subsequent time of measurement) that exceeds $4,000,000, and minus (y) the amount of any decrease in net working capital since December 31, 2010 that exceeds $4,000,000.

“Excluded Arrangements” means any (i) Operating Lease which, at any time after the Closing Date, is required to be treated as a Capitalized Lease in accordance with GAAP and (ii) debt arrangements with respect the Laguna Belle and Seminole Princess vessels which shall be treated as Operating Leases pursuant to Section 7.19.

“Excluded Subsidiary” means any Subsidiary of Holdings (other than a Loan Party) which is a single purpose entity the sole asset of which is a vessel that is not a Vessel and the sole purpose of which is the ownership of such vessel.

“Excluded Taxes” means, with respect to the Administrative Agent any Lender, any Lending Office or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is incorporated or organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.1(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Existing Credit Agreement” has the meaning specified in the introductory paragraph hereto.

“Existing Earnings Assignments” means, collectively, (i) the Master Earnings Assignment (Borrowers), dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended, supplemented and in effect from time to time), among certain Borrowers in favor of the Administrative Agent and (ii) the Master Earnings Assignment (Guarantors), dated as of July 31, 2006 (as amended by the Omnibus

Vessel Collateral Amendment, and as otherwise amended, supplemented and in effect from time to time), among certain Guarantors in favor of the Administrative Agent, each executed in connection with the Existing Credit Agreement.

“Existing Guaranty” means the Master Guaranty, dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended, supplemented and in effect from time to time), made by certain Guarantors in favor of the Secured Parties, executed in connection with the Existing Credit Agreement.

“Existing Insurance Assignments” means the Master Insurance Assignment, dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment, and as otherwise amended, supplemented and in effect from time to time), among certain Borrowers and certain Philippine Charterers in favor of the Administrative Agent, executed in connection with the Existing Credit Agreement.

“Existing Lenders” has the meaning specified in the introductory paragraph hereto.

“Existing Manager’s Undertakings” means, collectively, each Manager’s Undertaking, dated as of July 31, 2006 (as amended by the Omnibus Amendment to Approved Manager’s Undertaking, and as otherwise amended, supplemented and in effect from time to time), executed by the applicable Approved Manager in favor of the Administrative Agent, in connection with the Existing Credit Agreement.

“Existing Mortgages” means, collectively (i) each First Preferred Mortgages, dated as of July 31, 2006, executed and delivered by the applicable Borrower in favor of the Administrative Agent, (ii) the First Preferred Mortgage, dated as of January 23, 2007, executed and delivered by Exeter Shipping Corp. in favor of the Administrative Agent, (iii) each First Preferred Mortgage, dated as of January 23, 2009, executed and delivered by the applicable Borrower in favor of the Administrative Agent and (iv) each First Preferred Mortgage, dated as of March 13, 2009, executed and delivered by the applicable Borrower in favor of the Administrative Agent; in each case, as amended by the applicable Fleet Addendum, and each in connection with the Existing Credit Agreement.

“Existing Multi-Party Agreements” means, collectively, (i) each Multi-Party Agreement, dated as of July 31, 2006 (as amended by the Omnibus Vessel Collateral Amendment), among the applicable Borrower, the applicable Charterers and the other parties thereto and (ii) the Multi-Party Agreement, dated as of January 23, 2007 (as amended by the Omnibus Vessel Collateral Amendment), among Exeter Shipping Corp., the applicable Charters and the other parties thereto, (iii) each Multi-Party Agreement, dated as of January 23, 2009, among the applicable Borrower, the applicable Charterers and the other parties thereto and (iv) each Multi-Party Agreement, dated as of March 13, 2009, among the applicable Borrower, the applicable Charterers and the other parties thereto; in each case, executed in connection with the Existing Credit Agreement and as amended, supplemented and in effect from time to time).

“Existing Philippine Assignments” means, collectively, each Assignment of Sub-Charter and Earnings, dated as of July 31, 2006 and January 23, 2007 (each as amended by the Omnibus Vessel Collateral Amendment) and each Assignment of Sub-Charter and Earnings, dated as of

January 23, 2009 and March 13, 2009, respectively; in each case, executed by the applicable Philippine Charterer in favor of the applicable Borrower, in connection with the Existing Credit Agreement and as amended, supplemented and in effect from time to time).

“Existing Revolving Credit Loans” means the aggregate outstanding principal amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations (in each case, as defined in the Existing Credit Agreement) immediately prior to the Closing Date.

“Existing Term Loans” means the aggregate outstanding principal amount of all Term Loans (as defined in the Existing Credit Agreement) immediately prior to the Closing Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to Vessels, equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(ii).

“Facility” means, collectively, (i) the Term 1 Facility and (ii) the Term 2 Facility.

“Fair Market Value” means, at any time and in relation to any Vessel, the fair market value of such vessel determined by the most recent Valuation delivered to the Administrative Agent pursuant to Section 6.19.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated January 27, 2011 among Holdings, the Administrative Agent and the Arranger.

“Final Capital Infusion” means, collectively, one or more Capital Infusions in an aggregate amount equal to $7,000,000, the funding of which shall be unconditionally backstopped by one or more management shareholders in Irish Holdings on or before the Closing

Date and in connection with such backstop the management shareholders shall deposit such amount in escrow in accordance with the Escrow Agreement.

“Financing Agreement” means each loan, lease, charter, financing, conditional sale, Guarantee or other agreement in effect from time to time and pursuant to which Holdings or any of its Subsidiaries is obligated to pay any Indebtedness or any rent.

“Fleet Addendum” means collectively, (i) the Fleet Addendum, dated January 23, 2007, to certain existing Preferred Vessel Mortgages by certain Borrowers, (ii) the Fleet Addendum, dated March 27, 2009, to certain existing Preferred Vessel Mortgages by certain Borrowers, and (iii) the Fleet Addendum, dated the date hereof, to each existing Preferred Vessel Mortgage, each in form and substance satisfactory to the Administrative Agent.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means Holdings, each Borrower or any other Loan Party that is a Foreign Subsidiary.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAT Joint Venture” means GAT TBS Consorcio S.A., a corporation organized under the Laws of the Dominican Republic, a joint venture which operates a concession for the mining of limestone in the Dominican Republic, 49% of the equity interests in which are directly owned by TBS Mining Limited and 1% of the equity interests in which are directly owned by TBS Warehouse & Equipment Holdings Ltd., each in connection with its respective Joint Venture investment therein.

“GMTBS” means GMTBS Africa Line, Ltd, a Hong Kong corporation.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and each Subsidiary of Holdings listed on Schedule 6.12, each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.  For the avoidance of doubt, GMTBS and PPSS shall not be Guarantors hereunder.

“Guaranty” means, collectively, (i) the Guaranty made by Holdings under Article X in favor of the Secured Parties, (ii) Existing Guaranty and (iii) each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated February 2008 containing information prepared by Bermuda Holdings and used by the Arranger in connection with the syndication of the Facility.

“Initial Capital Infusion” means, collectively, one or more Capital Infusions by one or more management shareholders in Irish Holdings, occurring on or prior to the Closing Date, in an aggregate amount equal to $3,000,000.

“Initial Valuation” has the meaning specified in Section 6.19.

“Insurance Assignments” means, collectively, (i) the Existing Insurance Assignments and (ii) each of the first-priority assignments of insurances made or to be made by certain Borrowers and certain Philippine Charterers in favor of the Administrative Agent in respect of a Vessel and in form and substance reasonably satisfactory to the Administrative Agent.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) as to PIK Interest, the Maturity Date with respect to the Term Loan 2.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is converted to or continued as a Eurodollar Rate Loan and (i) with respect to Eurodollar Rate Loans under the Term 1 Facility, ending on the date one, two or three months thereafter, as selected by the Administrative Borrower in its Loan Notice, and (ii) with respect to Eurodollar Rate Loans under the Term 2 Facility, ending on the date three months thereafter; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in Holdings’ and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the acquisition or construction of a vessel.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Agreement” means the Investment Agreement dated January 25, 2011, by and among Irish Holdings and the Management Shareholders, in form and substance reasonably acceptable to the Administrative Agent.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISM Code” means in relation to its application to each Borrower and each Vessel and its operation:

(a)           ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on November 4, 1993 and incorporated on May 19, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)           all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on November 24, 1995, as the same may be amended, supplemented or replaced from time to time.

“ISM Code Documentation” in relation to any Vessel includes:

(a)           the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to such Vessel within the periods specified by the ISM Code;

(b)           all other documents and data which are relevant to the ISM Safety Management Systems and its implementation and verification which the Administrative

Agent may reasonably require; and

(c)           any other documents which are prepared or which are otherwise relevant to establish and maintain such Vessel’s or the relevant Borrower’s compliance with the ISM Code which the Administrative Agent may reasonably require.

“ISM Safety Management Systems” means the Safety Management System referred to in Clause 1.4 (or any other relevant provision) of the ISM Code.

“ISPS Code” means, in relation to its application to each Borrower, any relevant Approved Manager and each Vessel and its operation, the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the IMO adopted by a Diplomatic Conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended).

“Jamaican Mine Joint Venture” means an entity to be formed in which 50% of the equity interests will be directly owned by TBS Mining Limited in connection with its proposed Joint Venture investment in a Jamaican limestone mine.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form in which Holdings or its Subsidiaries has made an investment permitted under Section 7.03(h).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lenders’ Allocated Percentage” means 58.96%.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Administrative Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan 1 or Term Loan 2.

“Loan Notice” means a notice of (a) a conversion of all or any portion of any Loan from one Type to the other, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Secured Hedge Agreement, (g) each Secured Cash Management Agreement and (h) each other agreement, document, instrument or supplement executed and delivered in connection with any of the foregoing from time to time.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Loan Value” means, at any time, 70% of the Fair Market Value of the Vessels.

“LOG.STAR Joint Venture” means LOG.STAR Navegação S.A., a corporation organized under the Laws of the Federal Republic of Brazil, a joint venture which will/does provide break-bulk, bulk, liner and parcel services in the Brazilian coastal cabotage trade, currently 70% of the equity interests in which are directly owned by TBS do Sul Ltd. in connection with its Joint Venture investment therein.

“Management Shareholders” means, collectively, Joseph E. Royce, Lawrence A. Blatte and Gregg L. McNelis.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Term 1 Facility, March 31, 2012 and (b) with respect to the Term 2 Facility, June 30, 2014; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Irish Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multi-Party Agreement” means any (i) Existing Multi-Party Agreement and (ii) any of the multi-party agreements in form and substance satisfactory to the Administrative Agent and made with respect to a Vessel by the Borrower owning such Vessel, the Administrative Agent and each Charterer of the Vessel (other than a Philippine Charterer) required by the terms hereof to be a party thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by Holdings or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by Holdings or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by Holdings or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Holdings or such Subsidiary in connection therewith.

“Net Present Rental Value” means, as of any date, the aggregate net present value of all Rentals payable by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) pursuant to any Operating Lease or, without duplication, any charter of any vessel that, in each case, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a fixed remaining term of more than twelve months, in each case discounted to such date at a rate of 8.00% per annum.

“Note” means a Term 1 Note or a Term 2 Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

        “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, any Secured Hedge Agreement and/or any Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  For the avoidance of doubt, “Obligations” shall include PIK Interest.

“Omnibus Amendment” means the Omnibus Amendment and Reaffirmation Agreement (Security Agreements, Guaranties, and Securities Pledge Agreement), dated as of March 26, 2008, among each Borrower, each Guarantor, and the Administrative Agent.

“Omnibus Amendment to Approved Manager’s Undertakings” means the Omnibus Amendment and Reaffirmation Agreement (Approved Manager’s Undertakings), dated as of March 26, 2008, among each Borrower and the Approved Managers.

“Omnibus Vessel Collateral Amendment” means the Omnibus Vessel Collateral Amendment and Reaffirmation Agreement (Preferred Vessel Mortgages, Earnings Assignments, Insurance Assignments, Multi-Party Agreements, and Philippine Assignment), dated as of March 26, 2008, among each Borrower, certain Guarantors, and each Philippine Charterer.

“Operating Lease” of any Person means any lease or other arrangement conveying the right to use personal property (including, for the avoidance of doubt, vessels) to such Person and for which the obligation of such Person for Rentals is not required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to prepayments or repayments thereof occurring on such date.

“Panamerican Joint Venture” means Panamerican Port Services S.A.C., a corporation organized under the Laws of Peru, a joint venture which owns and operates a warehouse in Callao, Peru, 50% of the equity interests in which are directly owned by TBS Warehouse & Distribution Group Ltd. in connection with its Joint Venture investment therein.

“Participant” has the meaning specified in Section 11.06(d).

“PPSS” means Panamerican Port Services S.A.C., a Peruvian corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Additional Junior Capital” means additional capital infusions in Irish Holdings made after the Equity Outside Date.

“Permitted Discretionary Activities” means further investments by Holdings or its Subsidiaries in the LOG.STAR Joint Venture and the Jamaican Mine Joint Venture in the amounts and substantially in accordance with the purposes set forth on Schedule 2.16; provided that the aggregate amount of such investments shall not, at any time, exceed the lesser of (x) $6,500,000 and (y) 50% of the sum of the proceeds of all Capital Infusions and Permitted Additional Junior Capital deposited into the Special Account; provided further that proceeds of the Initial Capital Infusion may be invested in the LOG.STAR Joint Venture at the times and in the amounts set forth on Schedule 2.16 notwithstanding the limitations set forth in clauses (x) and (y) above.

“Permitted Disposition Threshold” means, at any time, 60% of the Fair Market Value of the Vessels.

“Permitted Encumbrances” has the meaning specified in the Preferred Vessel Mortgages.

“Permitted New Vessel Construction Indebtedness” means Indebtedness under the RBS Credit Facility of Subsidiaries of Holdings that are not Loan Parties in connection with the construction of multipurpose tweendeck or bulk carrier shipping vessels.

“Permitted Rollover Capital Expenditures” means Capital Expenditures permitted under Section 7.20 and committed to be made in any period but incurred in the fiscal quarter following the relevant Measurement Period.  Schedule 7.20 sets forth the projected Capital Expenditures of Irish Holdings and it Subsidiaries through fiscal year ending December 31, 2014.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Philippine Assignment” means any (i) Existing Philippine Assignment or (ii) assignment of sub-charter and earnings made by the Philippine Charterer of any Vessel in favor of a Borrower owning such Vessel and in form and substance satisfactory to the Administrative Agent.

“Philippine Charter” means, with respect to any Vessel, each charter between a Borrower and a Philippine Charterer relating to such Vessel.

“Philippine Charterer” means, with respect to any Vessel, one of CFS Bareboat Corp., Filscan Shipping, Inc., General Charterer, Inc., Intermodal Shipping, Inc., Overseas Bulk Transport, Inc., Sea Star Shipping Corp., Viking International Carriers, Inc., and each other bareboat charterer organized under the laws of the Philippines acceptable to the Administrative Agent, as applicable.

“PIK Interest Rate” means a rate of 1.00% per annum, compounded quarterly.

“PIK Interest” means, at any time, the sum of all Accrued PIK Interest at such time and the Consolidated PIK Amount at such time.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Preferred Vessel Mortgage” means any (i) Existing Mortgages or (ii)  first preferred ship mortgage covering a Vessel (or first-preferred fleet mortgages covering more than one Vessel) executed and delivered by the Loan Party that is the owner of such Vessel, in form and substance acceptable to the Administrative Agent, in order to assure that the Administrative Agent for the benefit of the Secured Parties has a perfected security interest in or lien on such Vessel, as amended, supplemented or otherwise modified from time to time).

“Qualified Cash” means, as of any date of determination, the amount of cash and Cash Equivalents (other than amounts (i) deposited in the Special Account, (ii) reserved for the equity portion of any construction advances pursuant to the terms of the RBS Credit Facility or (iii) pledged to support any letters of credit, cash management obligations or Swap Contracts) which is freely transferable and not subject to a Lien (other than the Lien in favor of the Administrative Agent), pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use.

“Quarterly PIK Amount” means, measured as of the last Business Day of any calendar quarter and for the three month period ended on such date, the sum of (i) interest on the outstanding principal amount of Term Loan 2 accrued at the PIK Interest Rate, plus (ii) interest on the Consolidated PIK Amount (calculated as of the first day of such three month period) accrued at the Consolidated PIK Interest Rate.

“RBS Credit Facility” means that certain Loan Agreement, dated as of March 29, 2007, by and among certain Subsidiaries of Holdings, as Borrowers, The Royal Bank of Scotland plc, as Agent, and the banks and financial institutions listed therein as Lenders, among others, as amended, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Irish Holdings as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rentals” means and includes, as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a Person, as lessee or sublessee under a lease of real or personal property, exclusive of any amounts required to be paid by such Person, directly or indirectly (whether or not designated as rents or additional rents), on account of maintenance, repairs, insurance, taxes and similar charges incurred by such lessee or sublessee.  Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Replacement Covenant” has the meaning specified in Section 7.14.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or secretary of a Loan Party or, unless otherwise explicitly provided herein, any attorney-in-fact duly appointed by such Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other

Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Omnibus Amendment” means the Second Omnibus Amendment and Reaffirmation Agreement (Security Agreements, Guaranties, and Securities Pledge Agreement), dated as of the date hereof, among each Borrower, each Guarantor, and the Administrative Agent, as amended, supplemented or otherwise modified and in effect from time to time.

“Second Omnibus Amendment to Approved Manager’s Undertakings” means the Second Omnibus Amendment and Reaffirmation Agreement (Approved Manager’s Undertakings), dated as of the date hereof, among each Borrower and the Approved Managers, as amended, supplemented or otherwise modified and in effect from time to time.

“Second Omnibus Vessel Collateral Amendment” means the Second Omnibus Vessel Collateral Amendment and Reaffirmation Agreement (Preferred Vessel Mortgages, Earnings Assignments, Insurance Assignments, Multi-Party Agreements, and Philippine Assignment), dated as of the date hereof, among each Borrower, each Guarantor, and each Philippine Charterer, as amended, supplemented or otherwise modified and in effect from time to time.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the relevant Borrower or Guarantor and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank (and including, without limitation, the Bank of America Master Agreement).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Account Control Agreements” means, collectively, the securities account control agreements or such other agreements executed by a securities intermediary, the Administrative Agent, any other the other parties thereto (if any) and by the applicable Loan Party, in form and substance acceptable to the Administrative Agent, from time to time.

“Securities Collateral” has the meaning specified in the Securities Pledge Agreement.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securities Pledge Agreement”  means the Securities Pledge Agreement, dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended and in effect from time to time), among certain of the Loan Parties and the Administrative Agent, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, and all other instruments, agreements and documents required to be executed or delivered pursuant to the Securities Pledge Agreement (including, without limitation, any stock powers or other appropriate instruments of transfer delivered in connection therewith).

“Security Agreement” means, collectively, (i) the Master Security Agreement (Borrowers), dated as of July 31, 2006 (as amended by the Omnibus Amendment, and as otherwise amended and in effect from time to time), among each of the Borrowers and the Administrative Agent, (ii) the Master Security Agreement (Guarantors), dated as of July 31, 2006 (as amended by the Omnibus Amendment and that certain Joinder Agreement and Amendment to Master Security Agreement (Guarantors), dated as of October 16, 2009, by and among TBH, the Administrative Borrower and the Administrative Agent, among others, and as otherwise amended and in effect from time to time), among each of the Guarantors and the Administrative Agent and (iii) each other security agreement entered into among any Subsidiary of Holdings and the Administrative Agent; in each case, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, and all other instruments, agreements and documents required to be executed or delivered pursuant to a Security Agreement (including, without limitation, any perfection certificates or collateral certificates delivered in connection therewith).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Account” means (i) individually, each segregated account held by Holdings or the Borrowers into which only the proceeds of Capital Infusions, Permitted Additional Junior Capital or replacement deposits permitted pursuant to Section 2.16(b)(ii) are deposited and (ii) collectively, all such accounts.  The funds maintained in any Special Account are subject to the restrictions set forth in Section 2.16(c).

“ST Logistics Joint Venture” means ST Logistics (Proprietary) Limited, a corporation organized under the Laws of South Africa, a joint venture which is in the business of providing logistic service for cargos to and from South Africa, 50% of the equity interests in which are directly owned by TBS Holdings Limited in connection with its Joint Venture investment therein.

“Sub-Charterer” means Pacific Rim Shipping Corp.

“Subsequent Valuation” has the meaning specified in Section 6.19.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means, collectively, Citibank, N.A. and DBV Group Merchant Bank (Asia) Ltd., in their respective capacities as co-syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TBH” means TBS Holdings Limited, a corporation organized under the laws of Bermuda.

“Term 1 Facility” means, at any time, the aggregate principal amount of all Term Loans 1 of all Lenders outstanding at such time.  On the Closing Date, the Term 1 Facility shall be equal to $19,165,000.

“Term 2 Facility” means, at any time, the aggregate principal amount of the Term Loans 2 of all Lenders outstanding at such time.  On the Closing Date, the Term 2 Facility shall be equal to $110,091,500.

“Term 1 Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Term Loans 1 made by such Lender, substantially in the form of Exhibit B-1.

“Term 2 Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Term Loans 2 made by such Lender, substantially in the form of Exhibit B-2.

“Term 1 Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Term 1 Facility on such date; provided that the portion of the Term 1 Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Term 1 Required Lenders.

“Term 2 Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Term 2 Facility on such date; provided that the portion of the Term 2 Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Term 2 Required Lenders.

“Term Loan 1” means an advance made by any Lender under the Term 1 Facility.

“Term Loan 2” means an advance made by any Lender under the Term 2 Facility.

“Threshold Amount” means $2,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and (b) the payment of the fees and expenses incurred in connection therewith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

“Valuation” means, with respect to any Vessel, a valuation of such Vessel made (at the expense of the Borrowers) in Dollars at any relevant time by an Appraiser with or without physical inspection of such Vessel (as the Administrative Agent may require in its sole discretion), on the basis of a sale for prompt delivery for cash at arms’ length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contracts of employment, and shall be conclusive evidence of the fair market value of such Vessel at the date of such valuation.

“Vessel” means each bulk carrier or multipurpose tweendeck shipping vessel that is identified on Schedule 5.27 (as the same may be amended from time to time with the written consent of the Administrative Agent) and any other bulk carrier or multipurpose tweendeck shipping vessel (and everything belonging to each such vessel) owned by a Borrower, in each case, to the extent that the Administrative Agent has a first priority perfected preferred vessel mortgage under all applicable Laws in such Vessel, as determined by the Administrative Agent in its sole discretion and such Vessel has received the highest classification and rating for vessels of the same age and type, free of all recommendations and notations of the Classification Society that affects such vessel’s classification and rating by such Classification Society, unless otherwise agreed to in writing by the Administrative Agent in the Administrative Agent’s sole discretion; provided that with respect to any bulk carrier or multipurpose tweendeck shipping vessel that the Borrowers desire become a Vessel hereunder after the Closing Date, the Borrowers shall obtain the Administrative Agent’s written consent to such vessel becoming a Vessel hereunder (which consent may be withheld in the Administrative Agent’s sole discretion); and provided, further, that any Vessel hereunder (i) shall be (A) bareboat chartered by such Borrower to a Philippine Charterer and time chartered by such Philippine Charterer to the Sub-Charterer, and (B) registered in the ownership of a Borrower under the laws and flag of the Republic of Panama or Liberia and (ii) shall not have been subject of an Event of Loss.

“Vessel Collateral Documents” means, collectively, the Preferred Vessel Mortgages, each Fleet Addendum, the Omnibus Vessel Collateral Amendment, the Earnings Assignments, the Insurance Assignments, Approved Manager’s Undertakings, the Multi-Party Agreements, the Philippine Assignments and in the event requested by the Administrative Agent with respect to any long term charters, the Charter Assignments, any supplements delivered in connection with any such documents, and each of the other agreements, instruments, documents or supplements delivered in respect thereof.

1.02.       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.       Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of Irish Holdings and its Subsidiaries or to the determination of any amount for Irish Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Irish Holdings is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04.       Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.       Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II.
THE LOANS

2.01.       The Loans.  Subject to the terms and conditions set forth herein, the parties hereto acknowledge and agree that the aggregate amount of all outstanding Existing Revolving Credit Loans and Existing Term Loans shall be deemed to have been, and hereby are, automatically and without any action on the part of any Person, converted on the Closing Date into Loans hereunder, in each case, without constituting a novation.  The Loans shall consist of Term Loans 1 and Term Loans 2 and shall be allocated among the Lenders in accordance with the respective Applicable Percentage of each Lender.  On the Closing Date, the Term Loan 1 shall be equal to $19,165,000 and the Term Loan 2 shall be equal to $110,091,500.  The Loans and any portion thereof repaid or prepaid hereunder may not be reborrowed.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.       Conversions and Continuations of Loans.  (a) Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Administrative Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans.  Each telephonic notice by the Administrative Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer (other than any attorney-in-fact) of the Administrative Borrower.  Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof.  Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted or continued on the conversion date, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Administrative Borrower fails to specify a Type of Loan in a Loan Notice or if the Administrative Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Administrative Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest

Period of (x) with respect to any Term Loan 1, one month and (y) with respect to any Term Loan 2, three months.

(b)           If no timely notice of a conversion or continuation is provided by the Administrative Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Administrative Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Administrative Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) three (3) Interest Periods in effect in respect of the Term 1 Facility and (ii) one (1) Interest Period in effect in respect of the Term 2 Facility.

2.03.       [Intentionally Omitted].

2.04.       [Intentionally Omitted].

2.05.       Prepayments.  (a)  Optional.  (i)  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Administrative Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of outstanding Loans pursuant to this Section 2.05(a) shall be applied first, to the Term 2 Facility to the principal installments thereof in the inverse order of maturity and, second, to the Term 1 Facility to the principal installments thereof in the inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)           Mandatory.

(i)            If any Borrower Disposes of a Vessel, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received from such Disposition immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below);

(ii)           If an Event of Loss shall occur in relation to a Vessel, the Borrowers shall prepay the aggregate principal amount of the Loans on the date of receipt of insurance proceeds or other compensation attributable thereto in an amount equal to 100% of such proceeds or other compensation (such prepayments to be applied as set forth in clause (iii) below); provided, however, if the insurance proceeds or other compensation attributable to such Event of Loss shall not have been received by the Administrative Agent within 180 days following the date on which such Event of Loss shall be deemed to have occurred, the Borrowers shall prepay the aggregate principal amount of the Loans on such 180th day by an amount equal to the amount of insurance against total loss required to be maintained in respect of such Vessel pursuant to the Preferred Vessel Mortgage thereon.

(iii)          Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, first, to the Term 2 Facility to the principal installments thereof in the inverse order of maturity and, second, to the Term 1 Facility to the principal installments thereof in the inverse order of maturity.

(iv)          Commencing with the fiscal year ending December 31, 2011, the Borrowers shall repay the Loans in an amount equal to the Lenders’ Allocated Percentage of Excess Cash, calculated semi-annually, (A) within 60 days after the end of any fiscal year and (B) within 45 days after the end of each other semi-annual period (such prepayments to be applied as set forth in clause (iii) above).

(v)           If any Loan Party receives Net Cash Proceeds from the Disposition of any asset constituting Collateral in accordance with Section 7.05(g), the Borrowers shall prepay an aggregate principal amount of the Loans equal to 100% of the Net Cash Proceeds of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) above);

(vi)          If any Loan Party receives Net Cash Proceeds from the Disposition of any asset not constituting Collateral in accordance with Section 7.05(h), the Borrowers shall prepay an aggregate principal amount of the Loans equal to the Lender’s Allocated Percentage of such Net Cash Proceeds (after the repayment of any Indebtedness that is secured by such asset that is required to be repaid in connection with such transaction, other than Indebtedness under the Loan Documents) immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) above).

2.06.       [Intentionally Omitted].

2.07.       Repayment of Loans.

(a)           Term Loan 1. The Borrowers shall repay to the Lenders the aggregate principal amount of all Term Loans 1 outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts may be reduced as a result of the application of prepayments of the Loans in accordance with the order of priority set forth in Section 2.05):

Date	Amount
June 30, 2011	$5,086,000.00
September 30, 2011	$5,086,000.00
December 31, 2011	$5,086,000.00
March 31, 2012	$3,907,000.00

provided, however, that the aggregate principal amount of all Term Loans 1 outstanding on the Maturity Date with respect to the Term 1 Facility shall be due on such date; provided further that if any such date is not a Business Day, the amount due on such date shall be due on the next preceding Business Day.

(b)           Term Loan 2.  The Borrowers shall repay to the Lenders the aggregate principal amount of all Term Loans 2 outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts may be reduced as a result of the application of prepayments of the Loans in accordance with the order of priority set forth in Section 2.05):

Date	Amount
June 30, 2012	$3,907,000.00
September 30, 2012	$3,907,000.00
December 31, 2012	$3,907,000.00
March 31, 2013	$5,380,000.00
June 30, 2013	$5,380,000.00
September 30, 2013	$5,380,000.00
December 31, 2013	$5,380,000.00
March 31, 2014	$5,380,000.00
June 30, 2014	$71,470,500.00

provided, however, that the aggregate principal amount of all Term Loans 2 outstanding on the Maturity Date with respect to the Term 2 Facility shall be due on such date; provided further that if any such date is not a Business Day, the amount due on such date shall be due on the next preceding Business Day.

2.08.       Interest.  (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; (iii) in addition to any interest accruing pursuant to clauses (a) and (b) of this Section 2.08, each Term Loan 2 shall bear interest on the outstanding principal amount thereof at the PIK Interest Rate; and (iv) the Consolidated PIK Amount shall bear interest at the Consolidated PIK Interest Rate.  Any interest accruing pursuant to clauses (iii) and (iv) of this Section 2.08 shall be accrued and paid in kind until the Maturity Date with respect to the Term 2 Facility.

(b)           (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest (other than PIK Interest) on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

(d)           Accrued PIK Interest shall be paid by increasing the Consolidated PIK Amount by the Quarterly PIK Amount on the last Business Day of each quarter of each calendar year.  The Consolidated PIK Amount as of the Maturity Date with respect to the Term 2 Facility shall be due and payable in arrears on such date.  If all Loans are prepaid in full in cash in accordance with the terms of this Agreement on a date no later than December 31, 2012, each Lender shall automatically and without any further action required by such Lender or the Borrowers forgive and waive all of its rights to payment of an amount equal to 65.00% of the PIK Interest accrued and owing to such Lender as of such date; provided, further, that if all Loans are prepaid in full in cash in accordance with the terms of this Agreement on a date no later than September 30, 2013, each Lender shall automatically and without any further action required by such Lender or the Borrowers forgive and waive all of its rights to payment of the amount equal to 35.00% of the PIK Interest accrued and owing to such Lender as of such date.

(e)           Interest (including all PIK Interest) hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.       Fees.

(a)           Closing Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a closing fee equal to 0.75% of the Outstanding Amount of all Loans as of the Closing Date, subject to adjustment as provided in Section 2.15 (the “Closing Fee”).

(b)           Amendment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an amendment fee equal to 0.25% of the Outstanding Amount of all Loans as of the Closing Date, subject to adjustment as provided in Section 2.15 (the “Amendment Fee”).

(c)           Other Fees.  The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)           Payment of Fees.  One-third of all fees due to the Lenders (including the Closing Fee and Amendment Fee) shall be payable on the Closing Date; one-third of such fees shall be payable on March 31, 2011; and the final one-third of such fees shall be payable on June 30, 2011.  Notwithstanding the foregoing, all such fees shall be fully earned on the Closing Date and shall not be refundable for any reason whatsoever.

2.10.       Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.       Evidence of Debt.  The Loans made by each Lender and the PIK Interest owing to each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest (including PIK Interest) and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12.       Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next preceding Business Day.

(b)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under Section 11.04(c).

(d)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13.       Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14.       Joint and Several Liability of the Borrowers.  The Obligations of the Borrowers shall be joint and several in nature.  Each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Loan Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Loan Documents may be enforced by the Administrative Agent and the Lenders against any Borrower or all Borrowers in any manner or order selected by the Administrative Agent or the Required Lenders in their sole discretion. Each Borrower hereby irrevocably waives (i) any rights of subrogation and (ii) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied. Without limiting the foregoing provisions of this Section 2.14, each. Borrower acknowledges and agrees that:

(a)           its obligations under this Agreement shall remain enforceable against it even though such obligations may be unenforceable or not allowable against any other Borrower due to the existence of an insolvency proceeding involving any other Borrower or otherwise;

(b)           its obligations under this Agreement are independent of the obligations of any other Borrower, and a separate action or actions may be brought and prosecuted against it in respect of such obligations irrespective of whether any action is brought against any other Borrower or any other Borrower is joined in any such action or actions;

(c)           it hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)            any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto in respect of any other Borrower;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any other Borrower under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement, in respect of any other Borrower;

(iii)          any change, restructuring or termination of the structure or existence of any other Borrower;

(iv)          the failure of any other Person to execute or deliver any other agreement or the release or reduction of liability of any other Person with respect to any obligations of the Borrowers under this Agreement; or

(v)           any other circumstance (including any statute of limitations but other than the Obligations having been fully satisfied) or any existence of or reliance on any representation by any other Person that might otherwise constitute a defense available to, or a discharge of, any other Borrower;

(d)           its obligations under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of any other Borrower, all as though such payment had not been made; and

(e)           it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future

2.15.       Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16.       Capital Infusion; Special Accounts.

(a)           Capital Infusion; Special Accounts.

(i)            The proceeds of the Initial Capital Infusion shall be deposited into one or more Special Accounts.

(ii)           An amount equal to the Final Capital Infusion shall be deposited into the escrow account established pursuant to the Escrow Agreement on the Closing Date and shall be funded to Irish Holdings on or before the Equity Outside Date.

(iii)          Following the Closing Date, Permitted Additional Junior Capital may be funded in any form permitted for the Capital Infusion and shall be used initially to replenish the Special Accounts up to $15,000,000 if the aggregate amount of the Capital Infusion before the Equity Outside Date is $15,000,000 or less, and up to $20,000,000, if the aggregate amount of the Capital Infusion before the Equity Outside Date is in excess of $15,000,000.  Permitted Additional Junior Capital in excess of amounts required to replenish the Special Accounts shall be treated as available cash for the purposes of calculating Excess Cash.

(b)           Replacement Deposits to the Special Account.  Amounts withdrawn from the Special Account may not be replaced with additional deposits to the Special Account, except:

(i)            with proceeds of Permitted Additional Junior Capital in accordance with clause (a)(iii) above, and

(ii)           to the extent the amount withdrawn was used to cure a minimum liquidity shortfall pursuant to Section 2.16(c), funds may be returned to the Special Accounts to the extent no longer needed to maintain compliance with such covenant; provided, however that no such refund can be effectuated unless, after such refund, Qualified Cash equals or exceeds $22,500,000, subject to a limit, applied separately for each cure of a minimum liquidity shortfall, of the sum of (i) $5,000,000 plus, (ii) the amount by which aggregate amounts spent for Permitted Discretionary Activities are less than $5,000,000.

(c)           Use of Special Account Funds.  Any funds on deposit in any Special Account shall be immediately available to Holdings and the Borrowers exclusively (i) to invest in Permitted Discretionary Activities and (ii) to provide liquidity relief to Holdings and its Subsidiaries (including to cure of any shortfall in the amount of Qualified Cash required to be maintained by Holdings and the Borrowers pursuant to Section 7.13(b)).

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.       Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers or Holdings hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrowers, Holdings or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or Holdings, as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrowers and Holdings.  Without limiting the provisions of subsection (a) above, the Borrowers and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers and Holdings shall, and do hereby, jointly and severally, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers, Holdings or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrowers and Holdings shall also, and do hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Administrative Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrowers and Holdings and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers, Holdings or the Administrative Agent) incurred by or asserted against the Borrowers, Holdings or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrowers, Holdings or the Administrative Agent pursuant to subsection (e).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations.

(d)           Evidence of Payments.  Upon request by the Borrowers, Holdings or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers, Holdings or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers or Holdings, as the case may be, shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Administrative Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers, Holdings or the Administrative Agent, as the case may be.

(e)           Status of Lenders, Tax Documentation.  (i) Each Lender shall deliver to the Borrowers, Holdings and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers, Holdings or the Administrative Agent, as the case may be, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers, Holdings or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers or Holdings, as the case may be, pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if any Borrower or Holdings, as the case may be, is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the applicable Borrower or Holdings, as the case may be, and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower, Holdings or the Administrative Agent as will enable such Borrower, Holdings or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)          each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                              executed originals of Internal Revenue Service Form W-8ECI,

(III)        executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Irish Holdings within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)                               executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify the Borrowers, Holdings and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers, Holdings or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or Holdings, as the case may be, or with respect to which the Borrowers or Holdings, as the case may be, has paid additional amounts pursuant to this Section, it shall pay to the Borrowers or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any

Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers, Holdings or any other Person.

3.02.       Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligation of such Lender to continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate

Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03.       Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with a conversion to or continuation of a Eurodollar Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.  Thereafter, the obligation of the Lenders to maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Administrative Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a conversion to Base Rate Loans in the amount specified therein.

3.04.       Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any Eurodollar Rate Loan, or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Administrative Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.       Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.       Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07.       Survival.  All of the Borrowers’ obligations under this Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS TO EFFECTIVENESS

4.01.       Conditions Precedent to Effectiveness.  The effectiveness of this Agreement and the obligations of the Lenders to convert their Loans hereunder are subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified and unless otherwise agreed to in writing by the Administrative Agent, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)           Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii)          the fully executed Second Omnibus Amendment;

(iv)          the fully executed Second Omnibus Amendment to Approved Manager’s Undertakings;

(v)           the fully executed Second Omnibus Vessel Collateral Amendment;

(vi)          the fully executed Fifth Amendment to the Bank of America Master Agreement, duly executed and delivered by the Borrowers, Holdings and the Administrative Agent;

(vii)         the fully executed Post-Closing Letter;

(viii)        the fully executed Escrow Agreement;

(ix)          a copy of the fully executed Investment Agreement;

(x)           a Certificate signed by a Responsible Officer attaching true, correct and complete fully executed copies of each amendment, amendment and restatement or other modification of each Financing Agreement of the applicable Subsidiaries of Holdings evidencing the existing Indebtedness of such Subsidiaries of the Loan Parties described on Schedule 7.02 and any other material Indebtedness of such Subsidiaries (including, without limitation, the various Financing Agreements among certain Subsidiaries of Holdings and The Royal Bank of Scotland plc, DVB Group Merchant Bank (Asia) Ltd., Credit Suisse, AIG Commercial Equipment Finance, Inc, Commerzbank AG and Berenberg Bank), in each case, on substantially the terms set forth in the TBS Shipping - Global Bank Restructuring Proposal provided to the Lenders prior to the Closing Date and reasonably satisfactory to the Administrative Agent in all other material respects;

(xi)          evidence reasonably satisfactory to the Administrative Agent that the that the full amounts of the Initial Capital Infusion and of the Final Capital Infusion have been deposited in accordance with Section 2.16;

(xii)         Updated perfection certificates by each Loan Party in form and substance reasonably satisfactory to the Administrative Agent;

(xiii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(xiv)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Borrower and each other Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xv)         with respect to each existing Preferred Vessel Mortgage, a duly executed Fleet Addendum;

(xvi)        a favorable opinion of Cardillo & Corbett LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xvii)       a favorable opinion of Conyers Dill & Pearman, Patton, Moreno & Asvat, SyCip Salazar Hernandez & Gatmaitan, local counsel to the Loan Parties in Bermuda, Panama and the Philippines, in each case, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xviii)      a favorable opinion of Arthur Cox, local counsel to the Loan Parties in Ireland, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xix)        the fully executed Fee Letter;

(xx)         a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xxi)        a certificate attesting to the Solvency of each Loan Party immediately after giving effect to the Transaction, from the chief financial officer of Holdings;

(xxii)       evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and policy endorsements, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xxiii)      a duly completed Compliance Certificate as of January 27, 2011 signed by the chief executive officer, chief financial officer, treasurer or controller of Irish Holdings; and

(xxiv)     such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any Lender reasonably may require.

(b)           All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date pursuant to Section 2.09(d) shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date pursuant to Section 2.09(d) shall have been paid.

(c)           The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts among the Borrowers and the Administrative Agent).

(d)           The Closing Date shall have occurred on or before January 31, 2011.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.       Conditions Subsequent to Effectiveness.  The obligations of the Lenders hereunder are subject to satisfaction of the following conditions subsequent:

(a)           The Borrowers shall pay all fees required to be paid to the Administrative Agent and the Lenders pursuant to this Agreement in accordance with Section 2.09(d).

(b)           No later than the Equity Outside Date, the Administrative Agent shall receive reasonably satisfactory evidence that full amount of the Underwritten Capital Infusion has been made.

(c)           The Borrowers shall fully comply with the Post-Closing Letter in accordance with the terms and conditions set forth therein.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each of Holdings and each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

5.01.       Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02.       Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03.       Governmental Authorization; Other Consents.  Except for the registration of the Preferred Vessel Mortgages, each Fleet Addendum, the precautionary notices described in Section 6.20, and the filing of proper charges or financing statements in respect of the Collateral Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04.       Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05.       Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Irish Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Irish Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The unaudited consolidated balance sheets of Irish Holdings and its Subsidiaries dated September 30, 2010, and the related consolidated statements of income or operations,

shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Irish Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of Irish Holdings and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)           Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           To the best knowledge of Irish Holdings, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Irish Holdings and its Subsidiaries on a consolidated basis.

(e)           The consolidated forecasted balance sheet, statements of income and cash flows of Irish Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of its future financial condition and performance.

5.06.       Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Charter of any Vessel or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07.       No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08.       Ownership of Property; Liens; Investments.

(a)           Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c)           Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           (i)                                     Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii)                                  Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e)           Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09.       Environmental Compliance.  (a)  The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-

containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)           Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d)           No Environmental Incident has occurred.

5.10.       Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

5.11.       Taxes.  Holdings and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against Holdings or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12.       ERISA Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)           With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i)            any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)           the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)          each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13.       Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrowers have been validly issued, are fully paid and non-assessable and are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(xiii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14.       Margin Regulations; Investment Company Act; Public Utility Holding Company Act.  (a)  No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005, and neither Holdings or any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.       Disclosure.  The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16.       Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17.       Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights

(collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries.  To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18.       Solvency.  Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19.       Casualty, Etc.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20.       Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of Holdings or any of its Subsidiaries as of the Closing Date and neither Holdings nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21.       Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22.       Not “National”; Etc.  None of the Loan Parties or their Subsidiaries is a national of any “designated foreign country”, within the meaning of the Foreign Asset Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, (the “Foreign Assets Control Regulations”) for any regulations or rulings issued thereunder.  The use of the proceeds of the Loans will not violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any Foreign Asset Control Regulations or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties or any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person;” provided, however, that a Vessel may be located, operated or used in the territorial waters of any jurisdiction with respect to which the government of the United States of America has issued trade restrictions to the extent that the owner and/or operator of the Vessel, (x) as required by applicable law, has obtained all required valid and effective licenses and permits from all United States governmental authorities permitting the location, operation and/or use of such Vessel in such jurisdiction and (y) operated such Vessel in strict compliance with such licenses and permits, and otherwise in accordance with applicable law.

5.23.       Ownership of Borrowers.  All of the outstanding capital stock of each of the Borrowers and all other ownership interests and rights to acquire ownership interests in the Borrowers is, directly or indirectly, owned and controlled by Holdings.

5.24.       Veracity of Statements.  No representation, warranty or statement made or certificate, document or financial statement provided by any Loan Party or any of Holdings’ Subsidiaries, in or pursuant to this Agreement or any Loan Document, or in any other document furnished in connection therewith, is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits to state any material fact necessary to make any such statement herein or therein not misleading.

5.25.       Place of Business.  The registered office of each Borrower is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.  Each Borrower is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office in the Republic of the Marshall Islands.

5.26.       All Subsidiaries.  The Loan Parties (other than Irish Holdings) constitute all of the Subsidiaries of Irish Holdings other than the Excluded Subsidiaries.

5.27.       Vessels.  (a)  Schedule 5.27 (as the same may be amended from time to time with the written consent of the Administrative Agent) attached hereto lists (i) the name and hull number of each Vessel owned by each Loan Party, (ii) the general description and deadweight tonnage of such Vessel, (iii) the age of such Vessel, (iv) the identify of the current registered owner of such Vessel, (v) the purchase price of such Vessel, (vi) the jurisdiction in which such Vessel is registered, (vii) the certification number of such Vessel and the Classification Society providing such certification number and (viii) the Fair Market Value of each Vessel.

(b)  Each such Vessel identified on Schedule 5.27 (as the same may be amended from time to time with the written consent of the Administrative Agent) is: classified in the highest class for vessels of the same age and type by a Classification Society, as required to be maintained in order to operate in each type of service performed by such Vessel in Borrowers’ business and is in class without recommendation.

(c)  Each Vessel and the use and operation thereof complies with all applicable requirements of the maritime laws and regulations of the jurisdiction in which such Vessel is registered and all international conventions applicable thereto, including, without limitation, any applicable citizenship requirements.

(d)  Each Vessel is covered by hull and machinery, protection and indemnity, war risk, loss of earnings and excess liability insurance in accordance with the requirements of the applicable Preferred Vessel Mortgage relating thereto.

5.28.       Representations as to Foreign Obligors.  Each of Holdings, the Borrowers and each other Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a)           Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)           The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing,  registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)           There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)           The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.29.       Deposit Accounts; Securities Accounts; Other Accounts.  Schedule 5.29 sets forth all banks and other financial institutions at which any Loan Party or its Subsidiaries maintains deposit accounts, securities account or other accounts and such Schedule 5.29 correctly identifies the name, address and telephone number of each depository, the name in which each account is held, a description of the purpose of each account and the complete account number therefor.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of Holdings (except in the case of the covenant set forth in Section 6.05) and the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01.       Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of Irish Holdings (commencing with the fiscal year ending December 31, 2010), a consolidated balance sheet of Irish Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) if required under Sarbanes-Oxley, an opinion of such Registered Public Accounting Firm independently assessing Irish Holdings’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Irish Holdings (commencing with the fiscal quarter ending March 31, 2011), a consolidated balance sheet of Irish Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Irish Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Irish Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Irish Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           as soon as available, but in any event within 45 days after the end of each of month of each fiscal year of Irish Holdings, or 60 days after the end of the last month in such fiscal year, (commencing with the month ending December 31, 2010), a consolidated balance sheet of Irish Holdings and its Subsidiaries as at the end of such month, the related consolidated statements of income or operations, cash flows and the other key performance indicators for the business for such month and for the portion of Irish Holdings’ fiscal year then ended, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Irish Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Irish Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)           as soon as available, but in any event at least 15 days before the end of each fiscal year of Irish Holdings, an annual business plan and budget of Irish Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Irish Holdings, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets, statements of income or operations and cash flows and Capital Expenditures of Irish Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year; and

(e)           as soon as available, but in any event no later than Wednesday of each week, (i) a rolling 13-week forecast of cash flows of Holdings and its Subsidiaries on a consolidated basis (the “Cash Flow Forecast”) which shall include (A) a rolling comparative analysis of the actual cash flow for the prior week against the forecast for such week, (B) an explanation for any significant variances between such results and the forecast and (C) a calculation of Qualified Cash evidencing compliance with the minimum cash liquidity covenant contained in Section 7.13(b), and (ii) evidence of the current available balance of the Special Account as of such date; in each case, which shall be in form and detail satisfactory to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(d), Irish Holdings shall not be separately required to furnish such information under Section 6.01(a) or (b)

above, but the foregoing shall not be in derogation of the obligation of Irish Holdings to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02.       Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Irish Holdings, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Irish Holdings shall also provide, if necessary for the determination of compliance with Sections 7.13 and 7.19, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c)           concurrently with the delivery of the financial statements referred to in Section 6.01(e), a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Irish Holdings as to the accuracy and completeness of the information contained in such financial statements, in form and substance reasonably satisfactory to the Administrative Agent;

(d)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Irish Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Irish Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)           as soon as available, but in any event within 30 days after the end of each fiscal year of Irish Holdings, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(h)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i)            not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(j)            promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit or the occurrence of any Environmental Incident that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Preferred Vessel Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(k)           as soon as available, but in any event within 30 days after the end of each fiscal year of Irish Holdings, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (C) a report supplementing Schedules 5.08(e), 5.13 and 5.29 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, and (iii) a certificate of Irish Holdings executed by a Responsible Officer (other than any attorney-in-fact) setting forth the Fair Market Value of each Vessel as of such fiscal year end and attaching the most recent Valuation made pursuant to Section 6.19 with respect to each Vessel as of such date, together with a supplement to Schedule 5.27 setting forth the information required under Section

 5.27, such certificate and supplement to be in a form reasonably satisfactory to the Administrative Agent;

(l)            the Valuations at the times specified in Section 6.19;

(m)          promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(o)           as soon as available, but in any event within twenty days after the end of each month, management reports or other information from Irish Holdings regarding the operating profit, net income, EBITDA and available liquidity of Irish Holdings and its Subsidiaries; and

(p)           promptly upon receipt thereof by Holdings or any of its Subsidiaries, or if received by any lender under any other credit facility, Holdings and its Subsidiaries shall cause to be delivered to the Administrative Agent, any report, study or review conducted or compiled by a consultant or other independent party regarding the business or operations of Holdings and its Subsidiaries.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holdings’ and/or the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Holdings and the Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities or their securities.  Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03.       Notices.  Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any default (howsoever defined) under or any expiration, termination, renewal (whether automatic or otherwise) or amendment of any documents with respect to any Philippine Charter;

(c)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(d)           of the occurrence of any ERISA Event;

(e)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f)            of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or Irish Holdings’ determination at any time of the occurrence or existence of any Internal Control Event; and

(g)           of the occurrence of any Disposition of any Vessel or Event of Loss (or event that has the potential to give rise to an Event of Loss) for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b).

Each notice pursuant to Section 6.03 (other than Section 6.03(f) or (g)) shall be accompanied by a statement of a Responsible Officer (other than any attorney-in-fact) of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section

6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.       Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdings or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05.       Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.       Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07.       Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Holdings, insurance (including, without limitation, protection and indemnity insurance) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08.       Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including all Environmental Laws, the ISM Code and the ISPS Code) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.       Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such

Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10.       Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11.       [Intentionally Omitted].

6.12.       Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any direct or indirect Subsidiary (other than any Excluded Subsidiary) by any Loan Party, then the Borrowers shall, at the Borrowers’ expense:

(i)            promptly, and in any event within five (5) days after such formation or acquisition, (A) cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) furnish to the Administrative Agent (x) documentation of the type described in Sections 4.01(a)(xiii) and (xiv) and (y) a description of the real and personal properties of such Subsidiary (including any Vessels to be owned by such Subsidiary), in detail satisfactory to the Administrative Agent,

(ii)           promptly, but in any event, within 10 days after such formation or acquisition, (A) cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent the applicable Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including, without limitation, delivery of all Securities Collateral in and of such Subsidiary), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties and (B) cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Preferred Vessel Mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iii)          within 10 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(iv)          as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b)           Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrowers shall, at the Borrowers’ expense:

(i)            within 5 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)           within 10 days after such acquisition, (A) cause the applicable Loan Party to duly execute and deliver to the Administrative Agent any applicable Collateral Documents (as applicable) and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties and (B) cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iii)          within 10 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (ii) above and as to such other matters as the Administrative Agent may reasonably request, and

(iv)          as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c)           Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrowers shall, at the Borrowers’ expense:

(i)            within 10 days after such request, furnish to the Administrative Agent a description of any Vessel, the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)           within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent any applicable Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including, without limitation, delivery of all Securities Collateral and Pledged Debt in and of such Subsidiary), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii)          within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of Preferred Vessel Mortgages, the filing of Uniform Commercial Code financing statements (or the equivalent in any foreign jurisdiction), the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to applicable Collateral Documents and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv)          within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v)           as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrowers and their Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, any applicable Collateral Documents and other security and pledge agreements.

Nothing contained in this Section 6.12 shall be deemed to provide consent or permission to any Loan Party to acquire all or any portion of the assets or Equity Interests in any Person.

6.13.       Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14.       Preparation of Environmental Reports.  At the request of the Required Lenders from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

6.15.       Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16.       Charters.  Perform and observe all the terms and provisions of each Charter to be performed or observed by it, maintain each such Charter in full force and effect, enforce each such Charter in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Charter such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Charter, and cause each of its Subsidiaries to do so, and ensure that the Administrative Agent has at all times a first priority perfected Lien on such Charter pursuant to the Charter Assignment.

6.17.       Lien and Title Searches.  Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties or any title search results on any Vessels, deliver to the Administrative Agent completed requests for information listing such financing statement or title search results and all other effective financing statements and title results filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements and title search results.

6.18.       Charters of Excluded Subsidiaries.  Holdings and the Borrowers shall, and shall cause each of their respective Subsidiaries to, cause each Excluded Subsidiary to bareboat charter any vessel that is not a Vessel hereunder and owned by such Excluded Subsidiary to a Philippine Charterer and to cause such Philippine Charterer to thereafter time charter such vessel to a Loan Party, provided, that in the event that such Excluded Subsidiary acquires such vessel subject to an existing bareboat charter or time charter with a Person that is not a Loan Party or other Affiliate or a Philippine Charterer as provided herein, the Excluded Subsidiary may maintain such charter in effect for its original term (and any existing renewal option provided in such charter as in effect on the date of such acquisition of the affected vessel by such Excluded Subsidiary).  Such charter arrangements (other than those referred to in the proviso above) shall be subject to a charter party, the terms of which are substantially consistent with the terms of then existing Charters and are consistent with past practices.  The Administrative Borrower shall, promptly upon the entering into any such charter agreement, deliver to the Administrative Agent, copies, certified to be true and correct, of such charter parties.

6.19.       Valuations and Inspections.

(a)           Commencing with the fiscal quarter ending December 31, 2010, the Borrowers shall cause the Appraiser to deliver to the Administrative Agent a Valuation of each Vessel not later than the first Business Day following the end of each fiscal quarter, and at any time following any Event of Default promptly upon not less than thirty (30) days’ prior written notice from the Administrative Agent to the Borrowers, each such Valuation to have been conducted within thirty (30) days of the end of the applicable fiscal quarter or such notice, as applicable.  The Borrowers shall supply to the Administrative Agent and the Appraiser making such Valuation such information concerning the Vessels and their condition as the Administrative Agent or such Appraiser may require for the purpose of making Valuations of the Vessels.  The Borrowers shall permit, and shall cause each charterer of each Vessel to permit, the Administrative Agent, the Appraiser and their respective agents and employees to board and inspect each Vessel in connection with each such Valuation in each case at the risk and sole expense of the Borrowers.

(b)           In the event that the Administrative Agent or the Required Lenders determines that the results of any Valuation conducted pursuant to paragraph (a) above is not satisfactory for any reason (an “Initial Valuation”), the Administrative Agent may (or at the written request of the Required Lenders shall) request within forty-five days after receipt by the Administrative Agent of the results of any such Initial Valuation a subsequent Valuation to be conducted from an Appraiser identified in Schedule 2.01(b) and selected by the Administrative Agent in its discretion (a “Subsequent Valuation”), such Subsequent Valuation to be conducted within thirty days of receipt by the Borrower of such request.  A Subsequent Valuation shall not reduce the number of Valuations permitted under Section 6.19(a).

(c)           In the event that any Subsequent Valuation is conducted, for purposes of determining the Fair Market Value of each Vessel, the Administrative Agent shall calculate the average of the results of the Initial Valuation and the related Subsequent Valuation for each Vessel.  The Borrower, the Lenders and the Administrative Agent agree that the determination by the Administrative Agent of the average Fair Market Value of each Vessel shall be the Fair Market Value of such Vessel until any subsequent Valuation is conducted in accordance with the terms of this Agreement.

6.20.       Recognition by Philippine Maritime Industry Authority; Etc.  At the reasonable request of the Administrative Agent, each Loan Party shall (i) deliver to the Administrative Agent evidence acceptable to the Administrative Agent that the Philippine Maritime Industry Authority shall have recognized that title to their Vessels, and the status of the Preferred Vessel Mortgage with respect such Vessels, are governed by the Republic of Panama or such other authority as the underlying registry, (ii) cause a precautionary notice of the Preferred Vessel Mortgage with respect to such Vessel to be made in the bareboat registry of the Philippine Maritime Industry Authority in form and substance acceptable to the Administrative Agent, (iii) if a Preferred Vessel Mortgage with respect to any Vessel is amended or modified, cause a precautionary notice of such amended or modified Preferred Vessel Mortgage to be made in the bareboat registry of the Philippine Maritime Industry Authority in form and substance acceptable to the Administrative Agent.

6.21.       Concerning the Vessels.  (a)  Each of the Loan Parties shall at all times operate each Vessel in compliance in all respects with all applicable governmental rules, regulations and requirements pertaining to such Vessels and in compliance in all respects with all rules, regulations and requirements of the applicable Classification Society.  The Borrowers shall keep each Vessel registered under the laws of the Republic of Panama or the Republic of Liberia and furnish to the Administrative Agent copies of all renewals and extensions thereof.

(b)  Loan Parties shall maintain each Vessel classed in the highest available class with a Classification Society, without recommendations or exceptions of any kind that affect such Vessel’s classification and rating by such Classification Society, and shall provide the Administrative Agent with a confirmation of class from the relevant Classification Society upon request.  Upon request, the Loan Parties shall furnish to the Administrative Agent and the Lenders the certificate of each Classification Society covering each of the Vessels listed from time to time on Schedule 5.27 attached hereto no later than thirty (30) days after the end of each fiscal year of Irish Holdings.

(c)  Each of the Loan Parties shall maintain and cause each of its Subsidiaries to maintain, a certified copy of the relevant Preferred Vessel Mortgage, together with a notice thereof, aboard each of the Vessels owned by it.

6.22.       Special Account.  Holdings and the Borrowers shall establish and maintain one or more Special Accounts in accordance with the requirements set forth in Section 2.16.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each of Holdings (except in the case of the covenant set forth in Section 7.04 and Section 7.14) and the Borrowers shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.       Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code (or any analogous statute or Law) of any jurisdiction a financing statement (or the equivalent in any foreign jurisdiction) that names Holdings or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than

30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and

(i)            Liens securing Permitted New Vessel Construction Indebtedness permitted under Section 7.02(g); provided that such Liens do not at any time encumber any property other than the vessels financed by such Indebtedness, any insurance proceeds and earnings arising directly from such vessels and any proceeds of claims held by such Excluded Subsidiary arising directly from the use and ownership of such vessel;

(j)            Liens on Vessels permitted under the Preferred Vessel Mortgages, and in respect of any Subsidiaries of Holdings that are not Loan Parties, Liens on vessels not constituting Vessels for wages of the crew, including the master of the vessel relating to the current voyage, for wages of stevedores when employed directly by such Subsidiary, operator, the master, ship’s husband or agent of the vessel or for general average or salvage, and liens not covered by insurance incurred in the ordinary course of business and in existence for less than sixty days;

(k)           Liens on moneys due or to become due to or for the account of any Loan Party (other than a Borrower) at any time arising out of the use or operation of a vessel other than a Vessel and granted by such Loan Party to a lender in connection with the financing; and

(l)            Liens on cash and Cash Equivalents securing cash collateralized letters of credit permitted by Section 7.02(f) in an aggregate amount not to exceed 105% of the face amount of such letters of credit.

7.02.       Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates, or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)           Intercompany Indebtedness of Holdings or any its Subsidiaries owed to any Subsidiary of Holdings, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c)           Indebtedness under the Loan Documents;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such

Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; (ii)  that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, in any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; (iii) subject to the repayment in full of the Obligations in accordance with the terms of this Agreement, repayment terms of any such refinancing, refunding, renewing or extending of Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, must not provide for or require the payment, on or before September 9, 2014, of current cash interest at a rate in excess of the interest rate applicable to such refinancing, refunding renewing or extending Indebtedness; and (iv) subject to the repayment in full of the Obligations in accordance with the terms of this Agreement, the covenants, restrictions and events of default in of any such refinancing, refunding, renewing or extending of Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith shall not be any more restrictive than the terms applicable to such refinancing, refunding renewing or extending Indebtedness; (v) no Default or Event of Default exists or would result therefrom; (vi) that, in respect of the Indebtedness owed by certain Subsidiaries of the Loan Parties to The Royal Bank of Scotland plc, as lender under the RBS Credit Facility described on Schedule 7.02, the terms relating to advances in any such refinancing, refunding, renewing or extending of Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith shall not provide for any advances other than the three remaining delivery advances scheduled to be made thereunder in connection with the completion of the remaining new vessels, in each case, at the times set forth in such agreement as in effect on the Closing Date; or (vii) in the event of an amendment to any agreement entered into or instrument issued in connection with such Indebtedness, the covenants of this Agreement shall be amended, if necessary, to be no less restrictive than the covenants of such agreement or instrument, as amended;

(e)           Guarantees existing on the Closing Date by (i) Holdings or any other Loan Party in respect of Indebtedness otherwise permitted hereunder of Holdings or such Loan Party and (ii) any Loan Party (other than any of the Borrowers) in respect of Indebtedness incurred by an Excluded Subsidiary to construct or acquire a vessel that is not a Vessel hereunder under clause (f) or (g) of this Section 7.02 and entered into by such Loan Party in favor of the lender of such Indebtedness;

(f)            Indebtedness under one or more cash collateralized letters of credit issued on the account of Holdings or its Subsidiaries up to an aggregate amount not to exceed $3,000,000; provided that no Default or Event of Default has occurred or is continuing on the issuance date of any such letter of credit or would result from the issuance thereof;

(g)           Permitted New Vessel Construction Indebtedness incurred in connection with a construction contract in existence on or prior to the Closing Date, which such Indebtedness may only be secured by Liens permitted under Section 7.01(i);  and

(h)           Indebtedness of the LOG.STAR Joint Venture up to an aggregate amount not to exceed the lesser of: (i) $3,500,000 and (ii) the aggregate amount of the related loading and repair credits earned by the LOG.STAR Joint Venture; provided that (i) no Default or Event of Default has occurred at the time such Indebtedness is incurred or would result from the incurrence thereof and (ii) such Indebtedness is non-recourse with respect to any Loan Party.

(i)            Indebtedness of Beekman Shipping Corp. and Fairfax Shipping Corp., respectively, with respect to the conversion of Operating Leases of the Laguna Belle and Seminole Princess vessels, respectively, to debt.

7.03.       Investments.  Make or hold any Investments, except:

(a)           Investments held by Holdings and any Subsidiary of Holdings in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of any Borrower and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in any Loan Party (other than Holdings), and (iii) additional Investments by Subsidiaries of Holdings that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Guarantees permitted by Section 7.02;

(f)            Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g)           Investments by a Borrower or Holdings in Swap Contracts permitted under Section 7.02(a);

(h)           Investments by Holdings and its Subsidiaries in Permitted Discretionary Activities; provided that such Investments may only be made from amounts available in the Special Account, subject to all limitations set forth herein with respect thereto; and

(i)            Investments in Subsidiaries of Holdings to provide funds for construction of the multipurpose tweendeck and/or bulk carrier shipping vessels securing the Permitted New Vessel Construction Indebtedness which are made or held by such Subsidiaries in connection with a construction contract in existence on or prior to the Closing Date.

7.04.       Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) any Borrower, provided that a Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, such wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower;

(c)           any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Guarantor (other than Holdings or TBH);

(d)           any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party; and

7.05.       Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property (other than Vessels), whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(e)           Dispositions permitted by Section 7.04;

(f)            After delivery, any Borrower may (i) Dispose of any Vessel it owns, but only if (A) the Net Cash Proceeds of such Disposition are applied in accordance with the provisions of Section 2.05(b)(i), (B) the Disposition of such Vessel is effected pursuant to an arm’s length transaction for fair market value, (C) the Disposition of such Vessel is made in the ordinary course of business, (D) the aggregate book value of all Dispositions pursuant to clauses (f) through (h) of this Section 7.05 in any fiscal year shall not exceed ten percent (10%) of the book value of the total assets of Holdings and its Subsidiaries identified on the most recently filed 10-K of Holdings, (E) if the sum of the cash and Cash Equivalents received in connection with such Disposition equals an amount less than the appraised value of such Vessel as indicated in the most recent Valuation delivered to the Administrative Agent pursuant to Section 6.19, then after giving effect to any such Disposition and any prepayment required in connection therewith, the Permitted Disposition Threshold (as determined by reference to the most recently delivered Valuations) shall be greater than or equal to the Total Outstandings at the time of such Disposition, and (F) no Default or Event of Default has occurred and is continuing as of the date of such Disposition or would result therefrom or (ii) lease or charter the Vessel it owns pursuant to a Philippine Charter acceptable to the Administrative Agent so long as such lease or such charter is assigned as collateral security to the Administrative Agent for the benefit of the Secured Parties pursuant to documentation in form and substance satisfactory to the Administrative Agent;

(g)           Disposition of assets constituting Collateral (other than Vessels); provided that (i) such Disposition is effected pursuant to an arm’s length transaction for fair market value, (ii) the Net Cash Proceeds of such Disposition are applied in accordance with the provisions of Section 2.05(b)(v), (iii) such Disposition is made in the ordinary course of business, and (iv) the aggregate book value of all Dispositions pursuant to clauses (f) through (h) of this Section 7.05 in any fiscal year shall not exceed ten percent (10%) of the book value of the total assets of Holdings and its Subsidiaries identified on the most recently filed quarterly report on form 10-K of Holdings; and

(h)           Disposition of assets not constituting Collateral (including, for the avoidance of doubt, vessels); provided that (i) such Disposition is effected pursuant to an arm’s length transaction for fair market value, (ii) the Net Cash Proceeds of such Disposition are applied in accordance with the provisions of Section 2.05(b)(vi), (iii) such Disposition is made in the ordinary course of business, and (iv) the aggregate book value of all Dispositions pursuant to clauses (f) through (h) of this Section 7.05 in any fiscal year shall not exceed ten percent (10%) of the book value of the total assets of Holdings and its Subsidiaries identified on the most recently filed quarterly report on form 10-K of Holdings;

7.06.       Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no

Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to a Borrower, any Subsidiaries of a Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrowers may declare and pay cash dividends to Irish Holdings not to exceed an amount necessary to permit Irish Holdings to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), (ii) franchise fees or similar taxes and fees required to maintain its corporate existence, (iii) its proportionate share of the tax liability of the affiliated group of corporations that file consolidated Federal income tax returns (or that file state and local income tax returns on a consolidated basis); and

(c)           So long as no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment, Irish Holdings may withhold stock in order that it be sold and the proceeds used solely to pay any payroll withholding taxes as required in connection with stock bonuses made to employees of Irish Holdings and its Subsidiaries.

7.07.       Vessels.  No Borrower shall permit the Vessel it owns to be chartered or sub-chartered (A) to any Person pursuant to any bareboat charter, except by such Borrower to a Philippine Charterer pursuant to a Philippine Charter acceptable to the Administrative Agent and that shall have been assigned to the Administrative Agent as collateral pursuant to a Multi-Party Agreement with respect to such Vessel or (B) to any Person by any Charterer, except pursuant to a Charter (1) acceptable to the Administrative Agent and that shall have been assigned to the Administrative Agent as collateral for the obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to a Multi-Party Agreement or, in the case of the Charter of any Vessel by a Philippine Charterer to any Person, assigned by such Philippine Charterer to such Borrower pursuant to a Philippine Assignment and by such Borrower to the Administrative Agent pursuant to a Multi-Party Agreement in each case in form and substance acceptable to the Administrative Agent, (2) to a Person other than Holdings or any of its Affiliates that, after giving effect to any renewals or other extensions provided there in and in the absence of any early termination, shall or would have a term of more than one year, but less than 25 months, provided that, not later than 60 days after the effectiveness of such Charter, the Borrowers shall have caused such Charter to be assigned as collateral for the obligations of the Borrowers under this Agreement and the other Loan Documents pursuant to a Multi-Party Agreement or another document in each case in form and substance acceptable to the Administrative Agent and a copy of such Charter shall have been delivered to the Administrative Agent and (3) to a person other than Holdings or any of its Affiliates that, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a term of one year or less.  None of the Obligors shall permit any Philippine Charterer to charter any Vessel to any Person other than Pacific Rim Shipping Corp.

7.08.       Approved Manager.  None of the Borrowers shall employ a manager of its Vessel other than an Approved Manager, or change the terms and conditions of the management of such Vessel other than upon such terms and conditions as the Administrative Agent shall approve.

7.09.       Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.10.       Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Holdings or any of its Subsidiaries, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.11.       Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.11 or (B) at the time any Subsidiary becomes a Subsidiary of such Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12.       Use of Proceeds.  Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13.       Financial Covenants.

(a)           Minimum Consolidated Interest Charges Coverage Ratio.  Permit the Consolidated Interest Charges Coverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Irish Holdings and its Subsidiaries to be less than the ratio set forth below opposite such time period:

Four Consecutive Fiscal Quarters Ending:	Minimum Consolidated Interest Charges Coverage Ratio:
December 31, 2010 - December 31, 2011	3.35 to 1.00
March 31, 2012 - December 31, 2012	3.70 to 1.00

March 31, 2013 - June 30, 2013	4.30 to 1.00
September 30, 2013 - December 31, 2013	4.75 to 1.00
March 31, 2014 and thereafter	5.20 to 1.00

(b)           Minimum Cash Liquidity.  Permit the aggregate daily closing balance of Qualified Cash of the Loan Parties to be less than $15,000,000 on average in any calendar week.  Such balance shall be reported weekly in the Cash Flow Forecast, of which a minimum average balance of $5,125,000 in any such week must be deposited with Bank of America, N.A.  In the event Qualified Cash falls below $15,000,000 on average in any week, Holdings and the Borrowers may cure the resulting Default by withdrawing an amount sufficient to eliminate such deficiency from the Special Account no later than two Business Days after the required delivery of the applicable Cash Flow Forecast; provided, however, that the applicable cure period shall be extended by two Business Days if an Additional Capital Infusion is required and in process to cure such minimum liquidity shortfall.  From and after January 6, 2011, following the payment by Holdings or any of its Subsidiaries of any installment of closing, amendment or similar fees and expenses, including, without limitation, financing fees, commitment fees and professional and legal fees, to the Lenders or the lenders under any other Indebtedness permitted under Section 7.02(d) in connection with the restructuring pursuant to which this Agreement has been executed, the minimum amount of Qualified Cash required to be maintained hereunder shall be reduced by the amount of each such installment for the week in which such installment is paid and the three weeks immediately following such payment.  For the avoidance of doubt, on the fourth week immediately following such payment, the $15,000,000 minimum Qualified Cash requirement hereunder shall be reinstated.

(c)          Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter set forth below for the four fiscal quarter period then ending of Irish Holdings and its Subsidiaries to be greater than the ratio set forth below opposite such time period:

Four Fiscal Quarters Ending:	Maximum Consolidated Leverage Ratio:
December 31, 2010 - December 31, 2011	4.00 to 1.00
March 31, 2012 - December 31, 2012	3.65 to 1.00
March 31, 2013 - June 30, 2013	3.20 to 1.00
September 30, 2013 - December 31, 2013	2.75 to 1.00
March 31, 2014 and thereafter	2.50 to 1.00

7.14.       Financing Agreements.  If, after the date hereof, Holdings or any of its Subsidiaries either (i) enter into any Financing Agreement that shall include or (ii) amend any Financing Agreement to include, in either case, any financial covenant, undertaking or other provision (or any thereof shall be amended or otherwise modified), however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise, of Holdings or any of its Subsidiaries and such provision is not contained in this Agreement or would be more beneficial to such lender(s) than any analogous provision contained in this Agreement (any such provision, a “Replacement Covenant”), then the Loan Parties shall provide prompt notice thereof to the Administrative Agent and the Lenders.  Thereupon, unless waived in writing by the Administrative Agent and the Required Lenders within five days of the Administrative Agent’s and the Lender’s receipt of such notice, such Replacement Covenant shall be deemed incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, effective as of the date when such Replacement Covenant became effective under the such Financing Agreement.  Thereafter, upon the request of the Administrative Agent, the Loan Parties shall enter into any additional agreement or amendment to this Agreement reasonably requested by the Administrative Agent or the Required Lenders evidencing any of the foregoing.  Any Replacement Covenant incorporated into this Agreement pursuant to this Section 7.14 shall remain unchanged herein notwithstanding any waiver or subsequent modification of such Replacement Covenant (unless any such modification itself constitutes a Replacement Covenant) under the applicable Financing Agreement and shall be deemed deleted from this Agreement at such time as the applicable Financing Agreement shall be terminated and no amounts shall be outstanding or otherwise due by Holdings or any of its Subsidiaries thereunder.

7.15.       Amendments of Organization Documents, Etc.  Amend any of its Organization Documents.

7.16.       Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year and fiscal quarters.

7.17.       Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(a)           the prepayment of the Loans in accordance with the terms of this Agreement;

(b)           regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b); and

(c)           optional prepayments of Indebtedness set forth in Schedule 7.02: provided that contemporaneously with any such prepayments, the Borrowers shall prepay the Loans in an amount equal to the Lender’s Allocated Percentage of (i) the amount of the prepayments of the Loans required hereunder to be made at such time plus (ii) the aggregate amount of all prepayments (optional or otherwise) of any Indebtedness set forth in Schedule 7.02 made at such time.  Any refinancings permitted under this Agreement shall not be considered to be an optional prepayment for purposes of this Section 7.17(c).

7.18.       Holding Company.  In the case of Irish Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrowers, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents and the other Financing Agreements to which it is a party, including the Investment Agreement and the Escrow Agreement, and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.

7.19.       Net Present Rental Value.  Permit Net Present Rental Value to exceed $10,000,000, calculated at the end of each fiscal quarter of Irish Holdings (it being understood that such arrangements shall be treated as off-balance sheet items, notwithstanding any change of accounting rules or regulations that would otherwise require such arrangements to be included on the balance sheet of any Person); provided, however, that notwithstanding any limitation contained in this Section 7.19, the leases with respect to each of the Laguna Belle and the Seminole Princess vessels shall be permitted whether as Operating Leases or converted to debt as permitted under Section 7.02(i);

7.20.       Capital Expenditures.  Make or become legally obligated to make any Capital Expenditures, except Capital Expenditures for completion of vessels constructed in connection with the RBS Credit Facility and Capital Expenditures in the ordinary course of business necessary to maintain the vessels of Holdings and its Subsidiaries, not exceeding, in the aggregate for Holdings and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year Ending	Amount
December 31, 2011	$58,000,000
December 31, 2012	$34,000,000
December 31, 2013	$40,000,000
December 31, 2014	$40,000,000

provided, however, that the amount set forth above for any fiscal year may be increased by the amount of any Permitted Rollover Capital Expenditures to the extent incurred in the first quarter of such fiscal year.

7.21.       Special Account.  Holdings and the Borrowers shall not use the funds on deposit in any Special Account for any purpose other those set forth in Section 2.16(c).

7.22.       Cash Management.  The Loan Parties shall maintain their normal cash management practices in accordance with their current practices, provided that such practices do not impair the Loan Parties’ ability to repay the Loans with Excess Cash pursuant to Section 2.05(iv).

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01.       Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrowers or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) The Borrowers or any Loan Party fail to perform or observe any term, covenant or agreement contained in any of Sections 4.02, 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.12, 6.14, 6.16, 6.17, 6.19, 6.20, 6.21, 6.22 or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the

Guaranty or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in any Collateral Document which it is a party; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or, in respect of Holdings, specified in Section 8.01(o) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Holdings or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Holdings or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)            Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create (i) a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby or (ii) a valid indenture of first naval mortgage under the law of the Republic of Panama on the Vessel described therein or (iii) in the case of any Multi-Party Agreement, Philippine Assignment, Earnings Assignment or Insurance Assignment any a valid and perfected first-priority Lien on the Collateral purported to be covered thereby; or

(m)          Bank of America Master Agreement; Preferred Vessel Mortgages.  Any notice of Early Termination Date shall be given by the Administrative Agent under Section 6(a) of the Bank of America Master Agreement, or any Person entitled to do so shall give notice of an Early

Termination under Section 6(b)(iv) of the Bank of America Master Agreement, or an Event of Default (as defined in Section 14 of the Bank of America Master Agreement or Section 2.1 of any Preferred Vessel Mortgage shall occur), or the Bank of America Master Agreement shall be terminated, cancelled, suspended, rescinded or revoked or shall other wise cease to be in full force and effect for any reason.

(n)           Vessels.  Any action, suit, investigation, litigation or proceeding shall be pending with respect to any Vessel in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(o)           Holdings.  Holdings shall, at any time:

(i)            Fail to (x) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05; (y) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (z) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

(ii)           Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

(iii)          Amend any of its Organization Documents.

(iv)          Change its name without the prior written consent of the Administrative Agent.

(p)           Conditions Subsequent.  Failure to satisfy or fully comply with any condition subsequent set forth in Section 4.02.

(q)           Loan Value.  If at any time the Total Outstandings exceed the Loan Value (as determined by reference to the Valuations delivered for the first fiscal quarter and third fiscal quarter, as applicable, of each fiscal year).  In the event that Total Outstandings at any time exceed the Loan Value, the Borrowers may, at their option, cure the resulting Default within 5 Business Days of the occurrence of such Default by prepaying the Loans in an amount sufficient to reduce the Total Outstandings to an amount equal to or less than the Loan Value.

(r)            Funding of Capital Infusion.  The full amount of the Capital Infusion has not been funded to Irish Holdings in accordance with the Investment Agreement and the Escrow Agreement by the Equity Outside Date.

8.02.       Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided, however, that upon the occurrence of an Event of Default specified in Section 8.01(f), Section 8.01(g) or an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03.       Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal or interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and amounts owing under Secured Hedge Agreements constituting interest rate Swap Contracts and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting unpaid amounts owing under any other Secured Hedge Agreements constituting commodities Swap Contracts; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01.       Appointment and Authority.  (a)  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the proposed effective date of the event to which such condition applies.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any

such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.       Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07.       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09.       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or such other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10.       Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or, only in the case of Beekman Shipping Corp. and Fairfax Shipping Corp., in the event that the Operating Leases of the Laguna Belle and Seminole Princess, respectively, are converted to debt; and

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X.
CONTINUING GUARANTY

10.01.     Guaranty.  Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, jointly and severally with all other Guarantors, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrowers to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02.     Rights of Lenders.  Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03.     Certain Waivers.  Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrowers, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04.     Obligations Independent.  The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.

10.05.     Subrogation.  Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Facilities are terminated.  If any amounts are paid to Holdings in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06.     Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Facilities with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07.     Subordination.  Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08.     Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09.     Condition of Borrowers.  Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as Holdings requires, and that none of the Secured Parties has any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI.
MISCELLANEOUS

11.01.     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 (other than Section 4.01(b)) without the written consent of each Lender;

(b)           waive any condition set forth in Section 4.02 without the written consent of the Required Lenders;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e)           change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06, respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term 1 Facility, the Term 1 Required Lenders and (ii) if such Facility is the Term 2 Facility, the Term 2 Required Lenders;

(f)            change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(e)), without the written consent of each Lender;

(g)           change (i) the definition of “Loan Value” or “Vessel” or (ii) increase the percentage loan to value coverage or make any other amendments or modifications to this Agreement which would allow additional loans or extensions of credit to be made under this Agreement against the same Vessels or add any new asset classes (i.e., types of property, other than vessels) to the definition of Loan Value, in each case, without the written consent of each Lender;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)            release all or substantially all of the value of any Guaranty, without the written consent of each Lender; or

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02.     Notices; Effectiveness; Electronic Communications, Etc.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Holdings, the Borrowers, the other Loan Parties or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Holdings, the Borrowers, the other Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)            Closing Documents.  The Administrative Agent agrees to deliver to each Lender signatory to this Agreement as of the Closing Date copies of the documents executed and/or delivered by the Loan Parties pursuant to Section 4.01 following the Closing Date.  The Lenders agree such documents may be delivered by electronic transmission, via compact disk or as otherwise mutually agreed to by the Administrative Agent and the applicable Lender.

11.03.     No Waiver; Cumulative Remedies.  No failure by any Lender, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04.     Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative

Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the costs of all valuations, inspections and consultants), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or

(B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrowers.  The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including, without limitation, any Environmental Action), whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

11.05.     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06.     Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the Loans at the time owing to the assigning Lender under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of either Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned (which shall include all PIK Interest related thereto), except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent (and such agency being solely for tax purposes) of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07.     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08.     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09.     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10.     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default on the Closing Date, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12.     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this

Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13.     Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14.     Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402 ).

(b)           SUBMISSION TO JURISDICTION.  THE BORROWERS, THE ADMINISTRATIVE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING

TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS, THE ADMINISTRATIVE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWERS, THE ADMINISTRATIVE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH LOAN PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02 AND APPOINTS CARDILLO & CORBETT, WITH AN OFFICE AT 29 BROADWAY, NEW YORK, NEW YORK 10006, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF COPIES OF SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING.  IF THE APPOINTMENT OF CARDILLO & CORBETT AS AGENT PURSUANT TO THE PRECEDING SENTENCE SHALL AT ANY TIME CEASE TO BE EFFECTIVE AS TO ANY LOAN PARTY OR CARDILLO & CORBETT SHALL CEASE TO HAVE AN OFFICE IN NEW YORK COUNTY, EACH LOAN PARTY SHALL IMMEDIATELY APPOINT ANOTHER PERSON HAVING AN OFFICE IN NEW YORK COUNTY AND OTHERWISE ACCEPTABLE TO THE ADMINISTRATIVE AGENT TO ACCEPT SERVICE OF PROCESS ON ITS BEHALF.  THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15.     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and Holdings acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, (B) each Borrower and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and Holdings hereby waive and release any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17.     USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18.     Time of the Essence.  Time is of the essence of the Loan Documents.

11.19.     ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20.     TBS Shipping Services Inc. as Administrative Borrower.  Each Borrower hereby irrevocably appoints TBS Shipping Services Inc., a New York corporation, as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Administrative Agent with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Secured Parties shall not incur liability to any Borrower as a result thereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Secured Parties to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Secured Party and hold each Secured Party harmless against any and all liability, expense, loss or claim of damage or injury, made against the Secured Parties by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Borrowers as herein provided, (b) the Secured Party’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Secured Parties hereunder or under the other Loan Documents, except that Borrowers will have no liability to such Secured Party under this Section 11.20 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Secured Party.

11.21.     No Present Claim; Release.  The Borrowers and Holdings, on behalf of themselves and the other Guarantors, hereby acknowledge and agree that, as of the date hereof: (a) none of the Loan Parties or any of their Affiliates has any claim or cause of action against the Administrative Agent or any Lender (or any of their directors, officers, employees, attorneys or agents); (b) none of the Loan Parties or any of their Affiliates, has offset rights, counterclaims or defenses of any kind against any of their obligations, indebtedness or liabilities to the

Administrative Agent or any Lender; and (c) the Administrative Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties and each of their Affiliates.  The Administrative Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or remedies of the Administrative Agent or the Lenders.  Therefore, the Loan Parties, each on its own behalf and on behalf of each of its respective successors and assigns, hereby waives, releases and discharges the Administrative Agent and the Lenders and all of their directors, officers, employees, attorneys and agents, from any and all claims, demands, actions or causes of action on or before the date hereof and arising out of or in any way relating to this Agreement, the Loan Documents and any other documents, instruments, agreements, dealings or other matters connected with this Agreement, including, without limitation, all known and unknown matters, claims, transactions or things occurring on or prior to the date hereof relating to the Existing Credit Agreement or this Agreement.  The waivers, releases, and discharges contained in this paragraph shall be effective regardless of any other event that may occur or not occur prior to, or on or after the date hereof.

ARTICLE XII.
TRANSITIONAL ARRANGEMENTS

12.01.     Existing Credit Agreement Superseded. On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Article XII.  On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents.  In the event that any payment made by the Borrowers under the Existing Credit Agreement must be disgorged or otherwise returned by any Lender thereunder, such Lender shall be entitled to the benefits of the Existing Credit Agreement and the Borrower and all Guarantors shall be unconditionally obligated to repay the same along with any applicable interest.  This Agreement represents a modification, and not a novation, of the credit facility under the Existing Credit Agreement.

12.02.     Interest and Fees under Superseded Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date.  Commencing on the Closing Date, the fees hereunder shall be payable by the Borrowers to the Administrative Agent for the account of the Lenders in accordance with Section 2.09.

12.03.     Waiver of Specified Defaults.

Reference is hereby made to that certain Forbearance Agreement, dated as of September 30, 2010 (as amended by that certain First Amendment to Forbearance Agreement, dated as of November 15, 2010 and that certain Second Amendment to Forbearance Agreement dated as of December 23, 2010, the “Forbearance Agreement”) by and among Borrowers, Holdings, Administrative Borrower, certain Subsidiaries of Holdings as Guarantors, the Administrative Agent

and the other Lenders signatory thereto, whereby the Administrative Agent and the other Lenders signatory thereto agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the “Specified Defaults” as provided therein.  Subject to the satisfaction or waiver of the conditions precedent and the conditions subsequent set forth in Sections 4.01 and 4.02 of this Agreement, and effective on the Closing Date, the Administrative Agent and the Lenders hereby waive each of the Specified Defaults as defined in the Forbearance Agreement, and the rights and remedies of the Administrative Agent and the other Lenders arising therefrom.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
CUMBERLAND NAVIGATION CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
ELROD SHIPPING CORP.
EXETER SHIPPING CORP.
FRANKFORT MARITIME CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HARTLEY NAVIGATION CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
JESSUP MARITIME CORP.
MONTROSE MARITIME CORP.
OLDCASTLE SHIPPING CORP.
QUENTIN NAVIGATION CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VEDADO MARITIME CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.

	By:	/s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

HOLDINGS:	TBS INTERNATIONAL PLC

	By:	/s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

TBS INTERNATIONAL LIMITED

	By:	/s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

ADMINISTRATIVE BORROWER:	TBS SHIPPING SERVICES INC.

	By:	/s/ Tara DeMakes
Name: Tara DeMakes
Title: Attorney-in-Fact

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Judith A. Huckins
	Name:	Judith A. Huckins
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Judith A. Huckins
Name: Judith A. Huckins
Title: Vice President

DVB BANK SE (formerly known as DVB Bank N.V. (as successor in interest to DVB Group Merchant Bank (Asia) Ltd.)), as co-Syndication Agent and a Lender

By:	/s/ Jane Freeberg Sarma
Name: Jane Freeberg Sarma
Title: Attorney-in-Fact

CITIBANK, N.A., as co-Syndication Agent and a Lender

By:	/s/ Mark McElwain
Name: Mark McElwain
Title: Senior Vice President

TD BANK, N.A. (formerly known as TD Banknorth, N.A.), as Documentation Agent and a Lender

By:	/s/ Dana P. Wedge
Name: Dana P. Wedge
Title: V. P.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Richard B. Saulsbery
Name: Richard B. Saulsbery
Title: Vice President

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Thomas F. Furst
Name: Thomas F. Furst
Title: Vice President

BBVA COMPASS BANK (as successor in interest to Guaranty Bank), as a Lender

By:	/s/ John P. Wedemeyer
Name: John P. Wedemeyer
Title: Senior Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORP., as a Lender

By:	/s/ Judith A. Huckins
Name: Judith A. Huckins
Title: Vice President

WEBSTER BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stephen J. Corcoran
Name: Stephen J. Corcoran
Title: Senior Vice President

COMERICA BANK, as a Lender

By:	/s/ Sarah R. Miller
Name: Sarah R. Miller
Title: Vice President

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ Timothy A. Merriman
Name: Timothy A. Merriman
Title: Senior Vice President

SCHEDULE 2.01(a)

APPLICABLE PERCENTAGES

Lender	Applicable Percentage
Bank of America, N.A.	14.953271511%
DVB Bank SE (formerly known as DVB Bank N.V. (as successor in interest to DVB Group Merchant Bank (Asia) Ltd.))	14.953271116%
Citibank, N.A.	13.084112079%
TD Bank N.A.	13.084112079%
Keybank National Association	11.214953461%
Capital One Leverage Finance Corp.	7.476635349%
BBVA Compass Bank (as successor in interest to Guaranty Bank)	7.476635349%
Merrill Lynch Commercial Finance Corp.	5.607476746%
Webster Bank National Association	4.672896984%
Comerica Bank	3.738317663%
Tristate Capital Bank	3.738317663%
Total:	100.000000000%

SCHEDULE 2.01(b)

APPRAISERS

Simpson Spence & Young
46 Southfield Avenue
Three Stamford Landing, Suite 100
Stamford, CT 06902

Galbraith’s Limited
Bridgegate House .
124-126 Borough High Street
London SEI IBL
United Kingdom

Schedule 2.16

TBS International PLC
January 2011 Restructuring
Permitted Investments

1. Log- Star Brazil $3.5 Million

• Funds to be used for outstanding Accounts payable MACAU repairs, funding January Operating Loss.

• Funds will be incremented by $1.5 million from our partner (70% TBS 30% Log-In).

• To be disbursed as necessary in $1 million increments during February 2011.

• Funds from TBS and our partner will initially be classified as a loan but may subsequently be re-characterized as equity.

2. Jamaica Mine Joint Venture $3.0 million for 50% ownership in the mine

• Funds to be used for various repairs to sheds, conveyor belts and crushing plant upgrades.

• Disbursements to the Joint Venture to be made at the rate of $1 million per year in 2011, 2012 and 2013.

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

MATERIAL INDEBTEDNESS AND OTHER LIABILITIES
OF
TBS INTERNATIONAL LIMITED AND SUBSIDIARIES
AS OF DECEMBER 31, 2010

December 31,
2010
Liabilites
Bank of America - term credit facility, expires December 31, 2011	$57,000,000
Bank of America - revolving credit facility, expires March 26, 2012	72,256,500
The Royal Bank of Scotland credit facility, new vessel buildings, expires September 9, 2014	131,670,000
DVB Group Merchant Bank (Asia) Ltd credit facility, expires January 23, 2013	26,080,000
Credit Suisse credit facility, expires December 12, 2017 and February 19, 2018	25,815,000
AIG Commercial Equipment Finance, Inc. credit facility, expires April 1, 2012	12,250,000
Commerzbank AG credit facility, expires June 2, 2011	1,500,000
Berenberg Bank credit facility, expires June 19, 2012	5,687,500

Debt balance	$332,259,000

Contingent Liabilites
The Royal Bank of Scotland-guarantee facility,	7,000,000
.
Total Liabilites and Contingent Liabilites	$339,259,000

SCHEDULE 5.08 (b)

EXISTING LIENS

Description of Lien	Amount
Mortgage Lien on the M/V Apache Maiden, M/V Inca maiden, M/V Navajo Princess, M/V Seneca Maiden, M/V Cherokee Princess, M/V Kickapoo Belle and M/V Kiowa Princess under First Preferred Panamanian Mortgage dated January 16, 2008, granted by Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., and Whitehall Marine Transport Corp., as mortgagor, to DVB Group Merchant Bank (ASIA) Ltd., as mortgagee	$75,000,000
Mortgage Lien on the M/V Arapaho Belle and the M/V Oneida Princess under First Preferred Panamanian Mortgage dated December 7, 2007, granted by Claremont Shipping Corp. and Yorkshire Shipping Corp., as mortgagor, and Credit Suisse as mortgagee. Mortgage lien on the M/V Caribe Maiden under Second Preferred Panamanian Mortgage dated January 27, 2011.	$40,000,000
Mortgage lien on the M/V Zuni Princess, M/V Hopi Princess and the M/V Mohave Maiden under First Preferred Panamanian Mortgage dated February 29, 2008, granted by Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp., as mortgagor, and AIG Commercial Equipment Finance, Inc., as mortgagee. Mortgage lien on the M/V Zia Belle under Panamian First Naval Mortgage dated March 27, 2009, granted by Sherwood Shipping Corp., as mortgagor and AIG Commercial Equipment Finance, Inc., as mortgagee	$35,000,000
Mortgage lien on the M/V Caribe Maiden under First Preferred Panamanian Mortgage dated May 28, 2008, granted by Dyker Maritime Corp. as mortgagor, and Commerzbank AG, as mortgagee	$12,500,000
Mortgage lien on the M/V Ottawa Princess under First Preferred Panamanian Mortgage dated June 19, 2008, granted by Grainger Maritime Corp. as mortgagor, and Berenberg Bank, as mortgagee	$13,000,000
Mortgage liens on the M/V Rockaway Belle, M/V Dakota Princess, M/V Montauk Maiden and M/V Omaha Belle under First Preferred Panamanian Mortgages respectively dated September 23, 2009, March 26, 2010, September 2, 2010, and January 5, 2011, respectively granted by Argyle Maritime Corp, Caton Maritime Corp., Dorchester Maritime Corp., and McHenry Maritime Corp., as mortgagors together with security interests in shipbuilding contracts held by Longwoods Maritime Corp. and Sunswyck Maritime Corp., for two vessels under construction with China Communications Construction Company Ltd. in favor of The Royal Bank of Scotland plc.
$150,000,000

SCHEDULE 5.08 (c)

REAL PROPERTY OWNED

NONE

SCHEDULE 5.08(d) (i)

LEASED REAL PROPERTY (LESSEE)

Lessee: TBS Shipping Services Inc.
Lessor: Joseph E. Royce
Lease Date:	January 1, 2011
Exp. Date:	December 31, 2011
Premises:	612 East Grassy Sprain Road
Yonkers, New York 10710
Westchester County, State of New York
Annual Cost:	$120,000 USD ($10,000 USD Monthly)

Lessee: Roymar Ship Management, Inc.
Lessor: Ventresca Realty Corp.
Lease Date:	December 1, 2009
Exp. Date:	December 1, 2011
Premises:	455 Central Park Avenue, Suite 308, 304 & 219
Scarsdale, New York 10583
Westchester County, State of New York
Annual Cost:	$250,404 USD ($20,867 Monthly)

Lessee: TBS Energy Logistics, LP
Lessor: Greensport/Ship Channel Partners, L.P.
Lease Date:	May 1, 2009
Exp. Date:	June 30, 2012
Premises:	Greens Port Industrial Park (warehouse rental)
13092 Industrial Park
Building H Complex 2
Houston, Harris County, Texas 77015
Annual Cost:	$264,000 USD ($22,000 Monthly) July 2009 through June 2010
$268,800 USD ($22,400 Monthly) July 2010 through June 2011
$273,600 USD ($22,800 Monthly) July 2011 through June 2012

Sub-lease:
Lessee/Lessor:TBS Energy Logistics, LP
Sub Lessee:	Asco Freight Management LLC
Lease Date:	November 1, 2010
Exp. Date:	June 30, 2012
Premises:	Greens Port Industrial Park (warehouse rental)
13092 Industrial Park
Building H Complex 2
Houston, Harris County, Texas 77015
Annual Cost:	$268,800 USD ($22,400 Monthly) July 2010 through June 2011
$273,600 USD ($22,800 Monthly) July 2011 through June 2012

Lessee: TBS Energy Logistics, LP
Lessor: Windsor at Bammel, LLC
Lease Date:	October 1, 2009
Exp. Date:	September 30, 2014
Premises:	4702 N. Sam Houston Pkwy W.
Suite 100
Houston, Harris County, Texas 77086
Annual Cost:

Period	Annual Base Rent	Monthly Installmcnt Of Base Rent
Lease Months 1 – 12	$80,709.12	$6,725.76
Lease Months 13 – 24	$83,130.36	$6,927.53
Lease Months 25 – 36	$85,624.32	$7,135.36
Lease Months 37 – 48	$88,193.04	$7,349.42
Lease Months 49 – 60	$90,838.80	$7,569.90

SCHEDULE 5.08 (d) (ii)

LEASED REAL PROPERTY (LESSOR)

Sub-lease:
Lessee/Lessor:	TBS Energy Logistics, LP
Sub Lessee:	Asco Freight Management LLC
Lease Date:	November 1, 2010
Exp. Date:	June 30, 2012
Premises:	Greens Port Industrial Park (warehouse rental)
13092 Industrial Park
Building H Complex 2
Houston, Harris County, Texas 77015
Harris County, Texas
Annual Cost:	$268,800 USD ($22,400 Monthly) July 2010 through June 2011
$273,600 USD ($22,800 Monthly) July 2011 through June 2012

*See schedule 5.08 (d) (i) for details on property sub-leased.

SCHEDULE 5.08(e)

EXISTING INVESTMENTS

Description of Investment	Amount
(A) TBS Warehouse and Distribution Group LTD. and Cargonaves S.A. entered into a joint venture to purchase a warehouse in Peru. The amount shown represents TBS’s capital contribution and undistributed income of the joint venture company, Panamerican Port Services SAC (Peru).	$2,408,080	*
(B) TBS Mining Limited purchased from GAT Group 50% of the stock of GAT TBS Consorcio S.A., which operates a limestone mine located in the Dominican Republic. The amount shown represents TBS’s capital contribution net undistributed losses.	$2,873,342	*
(C)TBS do Sul Ltd. entered into a joint venture agreement with Log-In-Logistica Intermodal S.A., for a 70% equity interest in LOG.STAR Navegacao S.A. Represents pre-elimination investment of $4,194,100 and $1,616,012 in loans to Log.Star Navegacao S.A	$5,810,112	*
(D)TBS Holdings Limited entered into a joint venture with ICM Holdings (Proprietary) Limited and owns a 50% equity interest in ST Logistics (Proprietary) Limited. The amount shown represtents TBS’s capital contribution.	$440,000	*

*Balances are as of 9/30/10.

SCHEDULE 5.13

SUBSIDIARIES AND OTHER EQUITY INVESTMENTS; LOAN PARTIES

PART (a) — Subsidiaries

Subsidiaries of TBS International Limited in which it owns 100% of the issued stock:

1. TBS Holdings Limited

Subsidiaries of TBS Holdings Limited (“Holdings”) in which Holdings owns 100% of all the issued stock:

1. Mercury Marine Ltd.
2. Roymar Ship Management Inc.
3. TBS Shipping Services Inc.
4. TBS Mining Limited
5. TBSI New Ship Development Corp.
6. TBS Warehouse & Equipment Holdings Ltd.
7. TBS Worldwide Services Inc.
8. Transworld Cargo Carriers S.A.
9. Westbrook Holdings Ltd.
10. TBS Do Sul Ltd.

Subsidiaries of Westbrook Holdings Ltd. (“Westbrook”) in which Westbrook owns 100% of all the issued stock:

1. Albemarle Maritime Corp.
2. Amoros Maritime Corp.
3. Arden Maritime Corp.
4. Argyle Maritime Corp.
5. Avon Maritime Corp.
6. Bedford Maritime Corp.
7. Beekman Shipping Corp.
8. Birnam Maritime Corp.
9. Brighton Maritime Corp.
10. Bristol Maritime Corp.
11. Caton Maritime Corp.
12. Chatham Maritime Corp.
13. Chester Shipping Corp.

14. Claremont Shipping Corp.
15. Columbus Maritime Corp.
16. Cumberland Navigation Corp.
17. Darby Navigation Corp.
18. Dorchester Maritime Corp.
19. Dover Maritime Corp.
20. Dyker Maritime Corp.
21. Elrod Shipping Corp.
22. Exeter Shipping Corp.
23. Fairfax Shipping Corp.
24. Frankfort Maritime Corp.
25. Glenwood Maritime Corp.
26. Grainger Maritime Corp.
27. Hancock Navigation Corp.
28. Hansen Shipping Corp.
29. Hari Maritime Corp.
30. Hartley Navigation Corp.
31. Henley Maritime Corp.
32. Hudson Maritime Corp.
33. Jessup Maritime Corp.
34. Lancaster Maritime Corp.
35. Leaf Shipping Corp.
36. Longwoods Maritime Corp.
37. McHenry Maritime Corp.
38. Montrose Maritime Corp
39. Oldcastle Shipping Corp.
40. Pacific Rim Shipping Corp.
41. Prospect Navigation Corp.
42. Quentin Navigation Corp.
43. Rector Shipping Corp.
44. Remsen Navigation Corp.
45. Sheffield Maritime Corp.
46. Sherman Maritime Corp.
47. Sherwood Shipping Corp.
48. Sterling Shipping Corp.
49. Stratford Shipping Corp.
50. Sunswyck Maritime Corp.
51. Vedado Maritime Corp.

52. Vernon Maritime Corp.
53. Whitehall Marine Transport Corp.
54. Windsor Maritime Corp.
55. Yorkshire Shipping Corp.

Subsidiaries of TBS Shipping Services Inc. in which it owns 100% of all the issued stock:

1.  Compass Chartering Corp.
2.  Azalea Shipping and Chartering, Inc.
3.  TBS Logistics Incorporated

TBS Shipping Services Inc. is the sole member of the following limited liability company:

1.  TBS U.S. Enterprises LLC

TBS Shipping Services Inc. is a limited partner of the following limited liability partnership and owns 100% of all interests in the partnership, while TBS U.S. Enterprises LLC is the general partner:

1. TBS Energy Logistics L.P.

Subsidiaries of TBS Worldwide Services Inc. in which it owns 100% of all the issued stock:

1.  TBS African Ventures Limited
2.  TBS Eurolines, Ltd.
3.  TBS Latin America Liner, Ltd.
4.  TBS Middle East Carriers, Ltd.
5.  TBS North America Liner, Ltd.
6.  TBS Ocean Carriers, Ltd.
7.  TBS Pacific Liner, Ltd.

Subsidiaries of TBS Warehouse & Equipment Holdings Ltd. in which it owns 100% of all the issued stock:

1.  TBS Warehouse & Distribution Group Ltd.

PART (b) - Equity Investments in Other Corporations

1. TBS African Ventures Limited owns 50% of the stock issued by GMTBS Africa Line Ltd.
2. TBS Warehouse & Distribution Group Ltd. owns 50% of the stock issued by Panamerican Port Services S.A.C.
2. TBS Mining Limited owns 50% of the stock issued by GAT TBS Consorcio S.A.
3. TBS Do Sul Ltd. owns 70% of the stock issued by Log.Star Navegacao S.A.
4. TBS Holding Limited owns 50% of the stock issued by ST Logistics (Proprietary) Limited.

PART (c) - Ownership of Borrowers

Holdings owns 100% of the issued stock of Westbrook and Westbrook owns 100% of the issued stock of all of the Borrowers listed below:

1. Albemarle Maritime Corp.
2. Arden Maritime Corp.
3. Avon Maritime Corp.
4. Birnam Maritime Corp.
5. Bristol Maritime Corp.
6. Chester Shipping Corp.
7. Cumberland Navigation Corp.
8. Darby Navigation Corp.
9. Dover Maritime Corp.
10. Elrod Shipping Corp.
11. Exeter Shipping Corp.
12. Frankfort Maritime Corp.
13. Glenwood Maritime Corp.
14. Hansen Shipping Corp.
15. Hartley Navigation Corp.
16. Henley Maritime Corp.
17. Hudson Maritime Corp.
18. Jessup Maritime Corp.
19. Montrose Maritime Corp
20. Oldcastle Shipping Corp.
21. Quentin Navigation Corp.
22. Rector Shipping Corp.
23. Remsen Navigation Corp.

24. Sheffield Maritime Corp.
25. Sherman Maritime Corp.
26. Sterling Shipping Corp.
27. Stratford Shipping Corp.
28. Vedado Maritime Corp.
29. Vernon Maritime Corp.
30. Windsor Maritime Corp.

PART (d) - Loan Parties

BORROWERS	JURISDICTION OF INCORPORATION	PRINCIPAL PLACE OF BUSINESS	FEDERAL I.D. NUMBER

Albemarle Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0442951

Arden Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0185259

Avon Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0431582

Birnam Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0463679

Bristol Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands	98-0452038

Marshall Islands MH 96960

Chester Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0442952

Cumberland Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0592228

Darby Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0474419

Dover Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0481561

Elrod Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0514921

Exeter Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0510614

Frankfort Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road	98-0185271

Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960

Glenwood Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0438877

Hansen Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0442953

Hartley Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0574852

Henley Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0185272

Hudson Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0438879

Jessup Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0547763

Montrose Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0535981

Oldcastle Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0185257

Quentin Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0582033

Rector Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0442954

Remsen Navigation Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0462172

Sheffield Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0421934

Sherman Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands	98-0406979

MH 96960

Sterling Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0454510

Stratford Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0423934

Vedado Maritime Corp,	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0592243

Vernon Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0789644

Windsor Maritime Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0442955

GUARANTOR	JURISDICTION OF INCORPORATION	PRINCIPAL PLACE OF BUSINESS	FEDERAL I.D. NUMBER

Azalea Shipping and Chartering, Inc.	New York	612 East Grassy Sprain Road, Yonkers, NY 10710	11-3329199

Compass Chartering Corp.	New York	612 East Grassy Sprain Road, Yonkers, NY 10710	13-3826713

Beekman Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0510616

Fairfax Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0510498

Leaf Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0418760

Mercury Marine Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0380637

Pacific Rim Shipping Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0148758

Roymar Ship Management Inc.	New York	455 Central Park Avenue	13-3671800

Suite 308, Scarsdale, New York 10583

TBS African Ventures Limited	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0479144

TBS Warehouse & EquipmentHoldings Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0570627

TBS Warehouse & DistributionGroup Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0572663

TBS Shipping Services Inc.	New York	612 East Grassy Sprain Road, Yonkers, NY 10710	13-3705134

TBS Logistics Incorporated	Texas	4702 N. Sam Houston Parkway West, Houston Texas 77086	26-0877704

Transworld Cargo Carriers S.A.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0182303

TBS Worldwide Services Inc.	Marshall Islands	Trust Company Complex Ajeltake Road	98-0187513

Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960

TBS Eurolines, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0191213

TBS Latin America Liner, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0187442

TBS Middle East Carriers, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0404203

TBS North America Liner, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0334211

TBS Ocean Carriers, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0187441

TBS Pacific Liner, Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0187516

Westbrook Holdings Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0185273

TBS Energy Logistics L.P.	Limited Partnership-Delaware	c/o TBS Shipping Services Inc. 612 East Grassy Sprain Road, Yonkers, NY 10710	56-2577864

TBS U.S. Enterprises LLC	Limited Liability Company-Delaware	c/o TBS Shipping Services Inc. 612 East Grassy Sprain Road, Yonkers, NY 10710	42-1702901

TBS International Limited	Bermuda	Commerce Building One Chancery Lane Hamilton HM12 Bermuda	98-0225954

TBSI New Ship Development Corp.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0603671

TBS do Sul Ltd.	Marshall Islands	Trust Company Complex Ajeltake Road Ajeltake Island Majuro, Marshall Islands Marshall Islands MH 96960	98-0648026

TBS Holdings Limited	Bermuda	Commerce Building One Chancery Lane Hamilton HM12 Bermuda	98-0638022

TBS International plc	Ireland	Arthur Cox Building Earlsfort Terrace Dublin 2 Ireland	98-0646151

SCHEDULE 5.17

INTELLECTUAL PROPERTY OWNED

NONE

TBS International Limited
Schedule 5.27
Summary of Vessel Market Valuation as of January 3, 2011

							Age				Fair	70%
		Hull			Classification	Certification	Year		Purchase		Market	Loan
	Vessel Name	Number	Current Register Owner	Vessel Registered	Society	Number	12/31/2010	Type	Price	Dwt	Value	Value
									(in millions)		(in millions)	(in millions)
1	Ainu Princess	2843	Hansen Shipping Corp.	Panama/Philippines	Lloyds Register	8306929	23	Tweendeck	$ 8.63	17,325	[***]	[***]
2	Alabama Belle	399	Exeter Shipping Corp.	Panama/Philippines	Lloyds Register	8412144	24	Bulk Carrier	$ 16.08	41,808	[***]	[***]
3	Aztec Maiden	273	Dover Maritime Corp.	Panama/Philippines	ClassNK	844688	20	Tweendeck	$ 8.10	19,777	[***]	[***]
4	Biloxi Belle	3026	Sterling Shipping Corp.	Panama/Philippines	ABS	8433318	26	Bulk Carrier	$ 15.50	39,225	[***]	[***]
5	Canarsie Princess	1941	Hartley Navigation Corp.	Panama/Philippines	Lloyds Register	8309244	25	Bulk Carrier	$ 30.30	42,842	[***]	[***]
6	Chesapeake Belle	1291	Hudson Maritime Corp.	Panama/Philippines	Lloyds Register	8307612	26	Bulk Carrier	$ 12.75	44,146	[***]	[***]
7	Fox Maiden	4765	Cumberland Navigation Corp.	Panama/Philippines	Lloyds Register	8306838	25	Bulk Carrier	$ 35.25	40,902	[***]	[***]
8	Houma Belle	1294	Quentin Navigation Corp.	Panama/Philippines	Lloyds Register	8312784	25	Bulk Carrier	$ 34.02	42,219	[***]	[***]
9	Iroquois Maiden	1266	Stratford Shipping Corp.	Panama/Philippines	Lloyds Register	8109008	27	Bulk Carrier	$ 12.30	40,876	[***]	[***]
10	La Jolla Belle (ex Rockaway Belle)	202	Sherman Maritime Corp.	Panama/Philippines	ClassNK	824039	28	Bulk Carrier	$ 2.51	35,025	[***]	[***]
11	Manhattan Princess	491	Sheffield Maritime Corp.	Panama/Philippines	Lloyds Register	8029715	28	Bulk Carrier	$ 12.36	45,526	[***]	[***]
12	Maori Maiden	1924	Remsen Navigation Corp.	Panama/Philippines	Lloyds Register	8312746	26	Bulk Carrier	$ 13.75	37,734	[***]	[***]
13	Miami Maiden	872	Glenwood Maritime Corp.	Panama/Philippines	Lloyds Register	8309347	26	Bulk Carrier	$ 12.24	39,333	[***]	[***]
14	Mohawk Princess	1043	Albermarle Maritime Corp.	Panama/Philippines	ABS	8202286	28	Bulk Carrier	$ 12.00	42,360	[***]	[***]
15	Mohegan Princess	1057	Vernon Maritime Corp.	Panama/Philippines	ClassNK	832832	27	Tweendeck	$ 0.74	26,320	[***]	[***]
16	Nanticoke Belle	2616	Elrod Shipping Corp	Panama/Philippines	Lloyds Register	8820717	21	Tweendeck	$ 16.95	28,835	[***]	[***]
17	Nyack Princess	2875	Darby Navigation Corp.	Panama/Philippines	Lloyds Register	8308953	27	Bulk Carrier	$ 10.00	38,885	[***]	[***]
18	Shawnee Princess	1353	Frankfort Maritime Corp.	Panama/Philippines	ClassNK	841663	26	Tweendeck	$ 12.00	22,323	[***]	[***]
19	Shinnecock Belle	1926/27	Windsor Maritime Corp.	Panama/Philippines	Lloyds Register	8312722	25	Bulk Carrier	$ 15.30	37,268	[***]	[***]
20	Siboney Belle	2844	Rector Shipping Corp.	Panama/Philippines	ABS	8700719	23	Tweendeck	$ 8.63	17,325	[***]	[***]
21	Sioux Maiden	10119	Birnam Maritime Corp.	Panama/Philippines	ABS	89147923	21	Bulk Carrier	$ 18.50	42,248	[***]	[***]
22	Taino Maiden	2839	Oldcastle Shipping Corp.	Panama/Philippines	Lloyds Register	8314847	25	Tweendeck	$ 6.30	23,278	[***]	[***]
23	Tamoyo Maiden	2862	Chester Shipping Corp.	Panama/Philippines	Lloyds Register	8314885	24	Tweendeck	$ 8.00	17,325	[***]	[***]
24	Tayrona Princess	1059	Arden Maritime Corp.	Panama/Philippines	ClassNK	833674	27	Tweendeck	$ 0.74	26,320	[***]	[***]
25	Tuckahoe Maiden	2868	Henley Marine Corp.	Panama/Philippines	Lloyds Register	8314835	25	Tweendeck	$ 6.00	23,278	[***]	[***]
26	Tupi Maiden	3027	Vedado Maritime Corp.	Panama/Philippines	Lloyds Register	9038701	18	Bulk Carrier	$ 44.00	38,852	[***]	[***]
27	Tuscarora Belle	1289	Bristol Maritime Corp.	Panama/Philippines	DNV	15633	26	Bulk Carrier	$ 12.75	44,146	[***]	[***]
28	Wichita Belle	3240	Avon Maritime Corp.	Panama/Philippines	ClassNK	910566	19	Tweendeck	$ 13.00	28,843	[***]	[***]
29	Yakima Princess	10126	Montrose Maritime Corp.	Panama/Philippines	Lloyds Register	8915225	20	Bulk Carrier	$ 29.00	42,475	[***]	[***]
	Total								$ 427.69		[***]	[***]

SCHEDULE 6.12- GUARANTORS

Azalea Shipping and Chartering, Inc.
Beekman Shipping Corp.
Compass Chartering Corp.
Fairfax Shipping Corp.
Leaf Shipping Corp.
Mercury Marine Ltd.
Pacific Rim Shipping Corp.
Roymar Ship Management Inc.
TBS International plc
TBS African Ventures Limited
TBS do Sul Ltd.
TBS Eurolines, Ltd.
TBS Holdings Limited.
TBS International Limited
TBS Latin America Liner Ltd.
TBS Logistics Incorporated
TBS Middle East Carriers, Ltd.
TBS Mining Limited
TBS North America Liner, Ltd.
TBS Ocean Carriers, Ltd.
TBS Pacific Liner, Ltd.
TBS Shipping Services Inc.
TBS Warehouse & Equipment Holdings Ltd.
TBS Warehouse & Distribution Group Ltd.
TBS Worldwide Services Inc.
TBS U.S. Enterprises LLC
TBS Energy Logistics L.P.
TBSI New Ship Development Corp.
Transworld Cargo Carriers, S.A.
Westbrook Holdings Ltd.

SCHEDULE 7.02

EXISTING INDEBTEDNESS

Liabilities, other than Liabilities related to the Bank of America Facility	As of January 27, 2011
Loan debt under Loan Agreement dated March 29, 2007, between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., and Sunswyck Martime Corp., as Borrower, and The Royal Bank of Scotland plc, as Lender	$131,830,000

Loan debt under Loan Agreement dated January 16, 2008, between Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., and Whitehall Marine Transport Corp., as Borrower, and DVB Group Merchant Bank (ASIA) Ltd., as Lender	$26,080,000

Loan debt under Loan Agreement dated December 7, 2007, between Claremont Shipping Corp. and Yorkshire Shipping Corp., as Borrower, and Credit Suisse as Lender	$25,815,000

Loan debt under Loan Agreement dated February 29, 2008, between Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp., as Borrower, and AIG Commercial Equipment Finance, Inc., as Lender	$12,250,000

Loan debt under Loan Agreement dated June 2, 2008, between Dyker Maritime Corp., as Borrower, and Commerzbank as Lender	$1,500,000

Loan debt under Loan Agreement dated June 19, 2008, between Grainger Maritime Corp., as Borrower, and Joh Berenberg, Gossler & Co. KG as Lender	$5,687,500

Total Liabilities	$203,162,500

Contingent Liabilities

Guarantee Facility Agreement dated March 29, 2007, between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., and Sunswyck Martime Corp., as Borrower, and The Royal Bank of Scotland plc, as Lender	$7,000,000

Total Liabilities and Contingent Liabilites	$210,162,500

SCHEDULE 7.08

APPROVED MANAGER

Roymar Ship Management Inc.
Scarsdale Plaza, Suite 308
455 Central Park Avenue
Scarsdale, New York 10583

SCHEDULE 7.11

BURDENSOME AGREEMENTS

Loan Agreement dated March 29, 2007, between Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp., and Sunswyck Martime Corp., as Borrower, and The Royal Bank of Scotland plc, as Lender (as amended, restated, supplemented or otherwise modified and in effect from time to time)

Loan Agreement dated January 16, 2008, between Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp., and Whitehall Marine Transport Corp., as Borrower, and DVB Group Merchant Bank (ASIA) Ltd., as Lender (as amended, restated, supplemented or otherwise modified and in effect from time to time)

Loan Agreement dated December 7, 2007, between Claremont Shipping Corp. and Yorkshire Shipping Corp., as Borrower, and Credit Suisse as Lender (as amended, restated, supplemented or otherwise modified and in effect from time to time)

Loan Agreement dated February 29, 2008, between Amoros Maritime Corp., Lancaster Maritime Corp., and Chatham Maritime Corp., as Borrower, and AIG Commercial Equipment Finance, Inc., as Lender (as amended, restated, supplemented or otherwise modified and in effect from time to time)

Loan Agreement dated June 2, 2008, between Dyker Maritime Corp., as Borrower, and Commerzbank as Lender (as amended, restated, supplemented or otherwise modified and in effect from time to time)

Loan Agreement dated June 19, 2008, between Grainger Maritime Corp., as Borrower, and Joh Berenberg, Gossler & Co. KG, as Lender (as amended, restated, supplemented or otherwise modified and in effect from time to time)

SCHEDULE 7.20
TBS INTERNATIONAL, PLC
Drydock and Capex Schedule - FY 2011 - 2014
(in $ thousands)

FY 2011					FY 2012					FY 2013					FY 2014
Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total

Drydock	$3,757	$4,960	$4,527	$6,674	$19,918	$4,925	$4,225	$4,225	$3,525	$16,900	$4,200	$4,925	$4,225	$3,525	$16,875	$3,700	$5,100	$3,000	$5,100	$16,900
Improvements and New Equipment	3,131	3,131	3,131	3,131	12,522	4,225	4,225	4,225	4,225	16,900	5,550	5,550	5,550	5,550	22,200	5,550	5,550	5,550	5,550	22,200
Vessel Acquisition	8,484	8,298	7,966	—	24,749	—	—	—	—	—	—	—	—	—	—	13,500	—	—	—	13,500

	$15,372	$16,389	$15,624	$9,804	$57,189	$9,150	$8,450	$8,450	$7,750	$33,800	$9,750	$10,475	$9,775	$9,075	$39,075	$22,750	$10,650	$8,550	$10,650	$52,600

Roymar - 2011 Drydock Cost Report - Updated as of
Updated on 12/21/2010

										Dock Yard Cost
					Actual/Budget/Current Estimate					Steel Budget			Dock Yard Cost	Dock Yard	All Other		Original Budget
NO	Vessel Name	Fleet	Staff Acct	Drop Dead Drydock Date	Start Date	End Date	Days	Upcoming DD	Amort mos	Quantity (kg)	$/kg	Cost	Excluding Steel	Cost Summary	Cost Summary	Savings	Cost Summary

1	ARAPAHO BELLE	C	TW	1/16/2011	1/8/2011	1/28/2011	20	11/15/12	22	10,000	1.85	18,500	329,000	347,500	415,100	(69,416)	693,184
2	LA JOLLA BELLE	D	EL	3/10/2011	1/8/2011	2/12/2011	35	10/1/12	20	200,000	2.00	400,000	627,000	1,027,000	443,000	(115,581)	1,354,419
3	WICHITA BELLE	B	MCW	3/26/2011	3/15/2011	4/9/2011	25	1/11/14	33	50,000	2.00	100,000	427,500	527,500	493,000	(80,239)	940,261
4	ONEIDA PRINCESS	B	MPB	3/26/2011	3/23/2011	4/13/2011	21	1/30/13	22	30,000	2.00	60,000	351,500	411,500	423,000	(65,614)	768,886

First Quarter - Sub Total							101		96	290,000	1.99	578,500	1,735,000	2,313,500	1,774,100	(330,849)	3,756,751

5	ALABAMA BELLE	B	JC	6/26/2011	4/1/2011	5/1/2011	30	3/24/14	35	125,000	2.00	250,000	484,500	734,500	460,000	(93,920)	1,100,580
6	MOHAWK PRINCESS	A	CAO	3/30/2011	3/15/2011	4/19/2011	35	3/26/14	35	350,000	2.00	700,000	560,000	1,260,000	430,000	(132,879)	1,557,121
7	TAMOYO MAIDEN	C	TW	8/4/2011	5/10/2011	6/4/2011	25	10/21/14	41	50,000	2.00	100,000	608,000	708,000	400,000	(87,118)	1,020,882
8	AZTEC MAIDEN	D	MPB	1/5/2011	6/15/2011	7/20/2011	35	10/5/13	27	175,000	2.00	350,000	608,000	958,000	433,000	(109,370)	1,281,630

Second Quarter - Sub Total							125		137	700,000	2.00	1,400,000	2,260,500	3,660,500	1,723,000	(423,287)	4,960,213

9	INCA MAIDEN	C	MPB	8/10/2011	8/10/2011	9/4/2011	25	4/24/14	32	50,000	2.00	100,000	608,500	708,500	400,000	(87,158)	1,021,342
10	ZUNI PRINCESS	A	DG	10/27/2011	7/27/2011	8/21/2011	25	10/27/13	26	150,000	2.00	300,000	515,000	815,000	450,000	(99,463)	1,165,537
11	OTTAWA PRINCESS	C	EL	2/20/2011	8/2/2011	9/6/2011	35	8/20/13	23	200,000	2.00	400,000	631,750	1,031,750	400,000	(112,574)	1,319,176
12	CARIBE MAIDEN	B	MCW	11/11/2011	8/11/2011	9/10/2011	30	9/11/13	24	80,000	2.00	160,000	484,500	644,500	464,000	(87,158)	1,021,342

Third Quarter - Sub Total							115		105	480,000	2.00	960,000	2,239,750	3,199,750	1,714,000	(386,352)	4,527,398

13	HOPI PRINCESS	D	MCW	10/15/2011	10/15/2011	11/4/2011	20	7/15/13	20	125,000	2.00	250,000	636,500	886,500	435,000	(103,905)	1,217,595
14	MAORI MAIDEN	D	CAO	1/24/2012	10/24/2011	11/18/2011	25	4/24/14	29	50000	2.00	100,000	631,750	731,750	425,000	(90,951)	1,065,799
15	MANHATTAN PRINCESS	B	MCW	12/30/2011	10/1/2011	11/6/2011	36	10/1/14	35	225,000	2.00	450,000	498,750	948,750	463,000	(111,001)	1,300,749
16	NANTICOKE BELLE	B	JC	2/11/2012	11/1/2011	11/28/2011	27	1/20/14	26	50,000	2.00	100,000	427,500	527,500	478,000	(79,059)	926,441
17	SEMINOLE PRINCESS	A	DG	1/30/2012	10/30/2011	11/19/2011	20	11/19/14	36	20,000	2.00	40,000	580,000	620,000	450,000	(84,131)	985,869
18	TAYRONA PRINCESS	D	TW	3/25/2012	11/25/2011	12/25/2011	30	3/1/14	26	130,000	2.00	260,000	612,750	872,750	405,000	(100,465)	1,177,285

Fourth Quarter - Sub Total							158		172	600,000	2.00	1,200,000	3,387,250	4,587,250	2,656,000	(569,513)	6,673,737

Grand Total							499		511	2,070,000	2.00	4,138,500	9,622,500	13,761,000	7,867,100	(1,710,000)	19,918,100

Fleet A = Ajoy, Fleet B = Tarun, Fleet C = PK and Fleet D = Calvern

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

IRISH HOLDINGS:
TBS INTERNATIONAL PLC
Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland
353(0) 1 618 0000
Electronic Mail: mmc@tbsship.com
U.S. Taxpayer Identification Number: 98-0646151

ADMINISTRATIVE BORROWER AND GUARANTORS:
TBS SHIPPING SERVICES INC.
612 Grassy Sprain Road
Yonkers, NY 10710
Attention: Ferdinand V. Lepere
Telephone: 914-961-1000
Telecopier: 914-961-5121
Electronic Mail: fvl@nyc.tbsship.com
U.S. Taxpayer Identification Number: 13-3705134

ALL OTHER BORROWERS:
P.O. Box HM 2522
Hamilton HMGX, Bermuda

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Loan Notices):

Bank of America, N.A.
One Independence Center
N. Tryon Street
NC1-001-04-39
Charlotte, NC 28255
Attention:  Kellyn H. McLamb
Telephone:   980.386.7259
Telecopier:   704.409.0486
Electronic Mail:   kellyn.h.mclamb@baml.com

WIRE INSTRUCTIONS
Bank Of America, N.A.
Account No.:  1366212250600
ABA# 026009593

Account Name: Corporate Credit Services
Ref:  TBS International Limited

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
101 South Tryon Street, 15th Fl.
Mail Code: NC1-002-15-36
Charlotte, NC  28255
Attention:  Kimberly Williams, VP
Telephone:  980.387.5448
Telecopier:  704.409.0650
Electronic Mail:  kim.williams@baml.com

1

EXHIBIT A

FORM OF LOAN NOTICE

Date:                        ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of January 27, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Navigation Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Navigation Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp. and Windsor Maritime Corp., each a Republic of the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International Limited, a Bermuda corporation (“Bermuda Holdings”), TBS International plc, an Ireland corporation (“Irish Holdings” and, together with Bermuda Holdings, collectively, “Holdings”) TBS Shipping Services Inc., as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Merrill Lynch Pierce Fenner & Smith Inc., as Sole Lead Arranger and Sole Book Manager.

The undersigned hereby requests (select one):

☐ A conversion or continuation of [Term Loans 1][Term Loans 2]:

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

TBS SHIPPING SERVICES INC., as Administrative Borrower

By:
Name:
Title:

EXHIBIT B-1

FORM OF SECOND AMENDED AND RESTATED TERM 1 NOTE

                     ,

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”, and, each individually, a “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loans 1 made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of January 27, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among each of the Borrowers, TBS Shipping Services Inc., as Administrative Borrower, TBS International plc and TBS International Limited, as Guarantors, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Merrill Lynch Pierce Fenner & Smith Inc., as Sole Lead Arranger and Sole Book Manager.

Each Borrower promises to pay interest on the unpaid principal amount of the Term Loans 1 made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Second Amended and Restated Term 1 Note (the “Term 1  Note”) is one of the Term 1 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term 1 Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term 1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term Loans 1 made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term 1 Note and endorse thereon the date, amount and maturity of its Term Loans 1 and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term 1 Note.

This Term 1 Note and that certain Second Amended and Restated Term 2 Note of the Borrowers to the Lender, dated as of the date hereof, collectively, constitute the amendment and restatement in their entirety of (i) that certain Amended and Restated Term Note of certain Borrowers to the Lender, dated March 13, 2009, and (ii) that certain Amended and Restated

Revolving Credit Note of certain Borrowers to the Lender, dated March 13, 2009, and continues to evidence all loans made by the Lender to the Borrowers prior to the date hereof as well as the Loans made by the Lender on and after the date hereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402).

[Remainder of Page Intentionally Left Blank]

ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
CUMBERLAND NAVIGATION CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
ELROD SHIPPING CORP.
EXETER SHIPPING CORP.
FRANKFORT MARITIME CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HARTLEY NAVIGATION CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
JESSUP MARITIME CORP.
MONTROSE MARITIME CORP.
OLDCASTLE SHIPPING CORP.
QUENTIN NAVIGATION CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VEDADO MARITIME CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2

FORM OF SECOND AMENDED AND RESTATED TERM 2 NOTE

                   ,

FOR VALUE RECEIVED, each of the undersigned (collectively, the “Borrowers”, and, each individually, a “Borrower”), hereby promises to pay to                                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loans 2 made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of January 27, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among each of the Borrowers, TBS Shipping Services Inc., as Administrative Borrower, TBS International plc and TBS International Limited, as Guarantors, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Merrill Lynch Pierce Fenner & Smith Inc., as Sole Lead Arranger and Sole Book Manager.

Each Borrower promises to pay interest on the unpaid principal amount of the Term Loans 2 made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Second Amended and Restated Term 2 Note (the “Term 2 Note”) is one of the Term 2 Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term 2 Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term 2 Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Term Loans 2 made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term 2 Note and endorse thereon the date, amount and maturity of its Term Loans 2 and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term 2 Note.

This Term 2 Note and that certain Second Amended and Restated Term 1 Note of the Borrowers to the Lender, dated as of the date hereof, collectively, constitute the amendment and restatement in their entirety of (i) that certain Amended and Restated Term Note of certain Borrowers to the Lender, dated March 13, 2009, and (ii) that certain Amended and Restated Revolving Credit Note of certain Borrowers to the Lender, dated March 13, 2009, and continues to evidence all loans made by the Lender to the Borrowers prior to the date hereof as well as the Loans made by the Lender on and after the date hereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402).

[Remainder of Page Intentionally Left Blank]

ALBEMARLE MARITIME CORP.
ARDEN MARITIME CORP.
AVON MARITIME CORP.
BIRNAM MARITIME CORP.
BRISTOL MARITIME CORP.
CHESTER SHIPPING CORP.
CUMBERLAND NAVIGATION CORP.
DARBY NAVIGATION CORP.
DOVER MARITIME CORP.
ELROD SHIPPING CORP.
EXETER SHIPPING CORP.
FRANKFORT MARITIME CORP.
GLENWOOD MARITIME CORP.
HANSEN SHIPPING CORP.
HARTLEY NAVIGATION CORP.
HENLEY MARITIME CORP.
HUDSON MARITIME CORP.
JESSUP MARITIME CORP.
MONTROSE MARITIME CORP.
OLDCASTLE SHIPPING CORP.
QUENTIN NAVIGATION CORP.
RECTOR SHIPPING CORP.
REMSEN NAVIGATION CORP.
SHEFFIELD MARITIME CORP.
SHERMAN MARITIME CORP.
STERLING SHIPPING CORP.
STRATFORD SHIPPING CORP.
VEDADO MARITIME CORP.
VERNON MARITIME CORP.
WINDSOR MARITIME CORP.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                  ,

To:        Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of January 27, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp. Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Maritime Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Maritime Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp., Windsor Maritime Corp., each a Republic of the Marshall Islands corporation (collectively, the “Borrowers”, and, each individually, a “Borrower”), TBS International plc, an Irish company (“Irish Holdings”) TBS International Limited, a Bermuda corporation (“Bermuda Holdings” and together with Irish Holdings, collectively, “Holdings”), TBS Shipping Services Inc. as Administrative Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Merrill Lynch Pierce Fenner & Smith, Inc., as Sole Lead Arranger and Sole Book Manager.

The undersigned Responsible Officer of Irish Holdings hereby certifies as of the date hereof that he/she is the                                                                          of Irish Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Irish Holdings and its Subsidiaries, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Irish Holdings ended as of the above date, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and applicable Securities Laws and is not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing Irish Holdings’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and

Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls.

[Use following paragraph 1 for fiscal quarter-end financial statements]

Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Irish Holdings ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations, shareholder’s equity and cash flows of Irish Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Irish Holdings and each Subsidiary during the accounting period covered by the attached financial statements.

A review of the activities of Irish Holdings and each Subsidiary during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Irish Holdings and each Subsidiary performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing, and concurrently with the delivery of the financial statements referred to above, is a certificate of Irish Holdings independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefore no knowledge was obtained of any Default.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

1.         The representations and warranties of each Borrower and Holdings contained in Article V of the Credit Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

2.         The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                      ,                     .

TBS INTERNATIONAL PLC

By:
Name:
Title:

Schedule 1

See attached.

For the Quarter/Year/Month ended ,	(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate

1. Minimum Cash Liquidity (Section 7.13(b) of the Credit Agreement) for the calendar month ending .

A. Qualified Cash: (the amount of cash and Cash Equivalents (other than amounts (i) deposited in the Special Account, (ii) reserved for the equity portion of any construction advances pursuant to the terms of the RBS Credit Facility or (iii) pledged to support any letters of credit, cash management obligations or Swap Contracts) which is freely transferable and not subject to a Lien (other than the Lien in favor of the Administrative Agent), pledge, security interest, encumbrance, escrow or cash collateral arrangement or any other restriction on its use):
	$

B. Item A Above Shall Not Be Less Than:	$15,000,000

E. Compliance	Yes	No

2. Maximum Consolidated Leverage Ratio (Section 7.13 (c) of the Credit Agreement) for the four fiscal quarters ending .

A.            Consolidated Funded Indebtedness of Holdings and its Subsidiaries (for the purpose of calculating the Consolidated Leverage Ratio, Consolidated Funded Indebtedness shall not include (i) PIK Interest or (ii) Indebtedness in respect of Excluded Arrangements):

1. The outstanding principal amount of all obligations, whether current or long-term, for borrowed money (includes Obligations under the Credit Agreement), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:
$

2. plus, all purchase money Indebtedness:	$

3. plus, all direct obligations arising under letter of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$

4. plus, all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$

5. plus, Attributable Indebtedness:	$

6. plus, without duplication, all Guarantees with respect to outstanding indebtedness of the types specified in Item A(1) through Item A(5) above of Persons other than the Borrowers or any Subsidiary:	$

7. plus, all Indebtedness of the types referred to in Item A(1) though Item A(6) of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Subsidiary is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary:
$

8. Total Items A(1) through A(7) above:	$

9. minus, Indebtedness in respect of any Excluded Arrangements existing during such Measurement Period:	$

10. Total (Items A(8) minus A(9) above):	$

B. Consolidated EBITDA of Holdings and its Subsidiaries for the Measurement Period (for the purpose of calculating the Consolidated Leverage Ratio and the Consolidated Interest Charges Coverage Ratio (below), all principal, interest or other payments in respect of any Excluded Arrangements in such Measurement Period shall be deducted from Consolidated EBITDA):

1. Consolidated Net Income of Holdings and its Subsidiaries:	$

To the extent deducted in calculating Consolidated Net Income (and without duplication):

2. plus, Consolidated Interest Charges:	$

3. plus, the provision for Federal, state, local and foreign income taxes payable:	$

4. plus, depreciation and amortization expense:	$

5. plus, net losses from the sales of vessels as permitted under the Credit Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period):	$

6. plus, any noncash impairment charges in the aggregate, incurred during any fiscal year of Irish Holdings and its Subsidiaries in respect of any of Irish Holdings’ and its Subsidiaries’ goodwill and Vessels (in each case of or by Irish Holdings and its Subsidiaries for such Measurement Period):
$

7. plus, any noncash compensation in the form of Equity Interests or other equity awards made to employees of Irish Holdings and its Subsidiaries in any fiscal year of Holdings and its Subsidiaries in an aggregate amount not to exceed $10,000,000 in each such fiscal year (in each case of or by Irish Holdings and its Subsidiaries for such Measurement Period):
$

8. plus, any losses attributable to the GAT Joint Venture, the Jamaican Mine Joint Venture, the LOG.STAR Joint Venture, the Panamerican Joint Venture, or the ST Logistics Joint Venture (in each case of or by Irish Holdings and its Subsidiaries for such Measurement Period):
$

9. Total Items B(1) through B(8) above:	$

To the extent included in calculating Consolidated Net Income (and without duplication):

10. minus, the following to the extent included in calculating such Consolidated Net Income, all net gains from the sale of vessels as permitted under this Credit Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period):
$

11. minus, any gains or income attributable to the GAT Joint Venture, the Jamaican Mine Joint Venture, the LOG.STAR Joint Venture, the Panamerican Joint Venture, or the ST Logistics Joint Venture (in each case of or by Irish Holdings and its Subsidiaries for such Measurement Period):
$

12. Total Items B(10) through B(11) above:	$

13. Total Item B(9) less Item B(12) above(1):	$

14. minus, all principal, interest or other payments in respect of any Excluded Arrangements existing during such Measurement Period:	$

15. Total Item B(13) less Item B(14) above:	$

C. The Ratio of Item A(10) to Item B(15):

D. Shall Not Be Greater Than The Ratio Set Forth in the Table Below Opposite the applicable Measurement Period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
December 31, 2010 - December 31, 2011	4.00 to 1.00
March 31, 2012 - December 31, 2012	3.65 to 1.00
March 31, 2013 - June 30, 2013	3.20 to 1.00
September 30, 2013 - December 31, 2013	2.75 to 1.00
March 31, 2014 and thereafter	2.50 to 1.00

E. Compliance	Yes	No

(1)  To the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 — Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries shall be excluded.

3. Minimum Consolidated Interest Charges Coverage Ratio (Section 7.13(a) of the Credit Agreement) for the fiscal quarters ending .

A. Consolidated EBITDA of Irish Holdings and its Subsidiaries (please see Item 2(B)(15) above):	$

B. Consolidated Interest Charges(2) for the most recently completed Measurement Period(3):	$

To the extent included in calculating Consolidated Interest Charges:

C. Minus, the interest portion of rent expense in respect of any Excluded Arrangements existing during such Measurement Period:	$

D. Total Item B less Item C above:	$

E. Ratio of Item A to Item D above:

F. Shall Not Be Less Than The Ratio Set Forth in the Table Below Opposite the applicable Measurement Period:

Four Consecutive Fiscal Quarters Ending:	Minimum Consolidated Interest Charges Coverage Ratio:
December 31, 2010 - December 31, 2011	3.35 to 1.00
March 31, 2012 - December 31, 2012	3.70 to 1.00
March 31, 2013 - June 30, 2013	4.30 to 1.00
September 30, 2013 - December 31, 2013	4.75 to 1.00
March 31, 2014 and thereafter	5.20 to 1.00

G. Compliance:	Yes	No

(2)  Please provide an itemization of interest expenses to be excluded relating to (x) Permitted New Vessel Construction Indebtedness, (y) PIK Interest and (z)  non-cash charges associated with the write-off of deferred financing fees and expenses, incurred in connection with the transactions contemplated by the TBS Shipping - Global Bank Restructuring Proposal referred to in Section 4.01(a)(x) of the Credit Agreement (not to exceed $6,500,000 in the aggregate).
(3)  To the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 — Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries shall be excluded.

4. Net Present Rental Value (Section 7.19 of the Credit Agreement) for the fiscal quarter ending .

A. Aggregated net present value of Rentals payable by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its other Subsidiaries) pursuant to any Operating Lease discounted to                              [insert fiscal quarter ending] at a rate of 8.00% per annum:
	$

B. Without duplication of Item (A), Net present value of any charter of any vessel that, after giving effect to any renewals or other extensions provided therein and in the absence of any early termination, shall or would have a fixed remaining term of more than twelve months, discounted to                          [insert fiscal quarter ending] at a rate of 8.00% per annum:
	$

C. Sum of Item (A) and Item (B) above:	$

D. Shall Not Be Greater Than:		$10,000,000

E. Compliance:	Yes	No

BANK USE ONLY
Received by:
Date:
Reviewed by:
Date:
	Financial Compliance Status:	YES/NO

Date:

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

(1)           For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
(2)           For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
(3)           Select as appropriate.
(4)           Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrowers:            Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Navigation Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Navigation Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp., Windsor Maritime Corp.

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.             Credit Agreement:               Second Amended and Restated Credit Agreement, dated as of January 27, 2011, among the Borrowers (see above), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Merrill Lynch Pierce Fenner & Smith, Inc., as Sole Lead Arranger and Sole Book Manager

6.             Assigned Interest:

Assignor[s](5)	Assignee[s](6)	Facility Assigned(7)	Aggregate Amount of Loans and PIK Interest for all Lenders(8)	Amount of Loans and PIK Interest Assigned	Percentage Assigned of Loans and PIK Interest(9)		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.           Trade Date:               ](10)

(5)           List each Assignor, as appropriate.
(6)           List each Assignee, as appropriate.
(7)           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term 1 Facility” or “Term 2 Facility”).
(8)           Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
(9)           Set forth, to at least 9 decimals, as a percentage of the Loans and PIK Interest of all Lenders thereunder.

Effective Date:                                      , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

Consented to:

[TBS SHIPPING SERVICES INC., as
administrative borrower, for each of the Borrowers](11)

By:
Title:

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
(11)  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any of the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, or electronic means as provided in Section 11.06(g) of the Credit Agreement, shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5-1401).